UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant  x

Filed by a Party other than the Registrant o

Check the appropriate box:

o    Preliminary Proxy Statement

o    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

x    Definitive Proxy Statement

o    Definitive Additional Materials

o    Soliciting Material Pursuant to §240.14a-12

CAPITAL ONE FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The sole purpose of this revision to the original Definitive Proxy Statement filed on March 11, 2008 is to include information that was unintentionally omitted from the Audit and Risk Committee section on page 8 of the Definitive Proxy Statement.

NOTICE OF CAPITAL ONE FINANCIAL CORPORATION’S

2008 ANNUAL STOCKHOLDER MEETING

The Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One”) will be held at Capital One’s headquarters, 1680 Capital One Drive, McLean, Virginia 22102, on April 24, 2008, at 10:00 a.m.

Items of Business

As a stockholder you will be asked to:

1.	Elect three directors;

2.	Ratify the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Corporation for 2008;

3.	Approve Capital One’s Amended and Restated Associate Stock Purchase Plan;

4.	Consider a stockholder proposal described in this proxy, if it is properly presented at the meeting; and

5.	Transact such other business as may properly come before the meeting.

Record Date

You may vote if you were a stockholder of record at the close of business on February 25, 2008.

Proxy Voting

Your vote is important. You may vote your shares in person at the Annual Stockholder Meeting, via the Internet, by telephone or by mail. Please refer to the section “How do I vote?” for detailed voting instructions. If you choose to vote in person at the Annual Stockholder Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

Annual Meeting Admission

Due to space limitations, attendance is limited to stockholders and one guest each. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. A valid picture identification and proof of stock ownership must be presented in order to attend the meeting. If you hold Capital One stock through a broker, bank, trust or other nominee (“street name”), you must bring a copy of a statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, VA 22102

March 11, 2008

SECTION I – PROXY STATEMENT

Why did I receive a Notice Regarding the Availability of Proxy Materials?

In accordance with new Securities and Exchange Commission rules, instead of mailing a printed copy of our proxy materials, we may now send a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials via the Internet and submit your vote via the Internet or telephonically.

In addition, you may request to receive future proxy materials on an ongoing basis (i) electronically by e-mail or (ii) in printed form by mail. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. Your election to receive proxy materials by e-mail or by mail will remain in effect until you terminate it.

What is the purpose of the proxy materials?

The Board of Directors of Capital One Financial Corporation (“Capital One” or the “Company”) is providing you these materials in connection with Capital One’s 2008 Annual Stockholder Meeting (the “Annual Meeting”). These materials are being made available on or about March 11, 2008. All stockholders of record as of the close of business on February 25, 2008, are entitled to attend the Annual Meeting and to vote on the items of business outlined in this proxy statement. If you choose not to attend the Annual Meeting, you may vote your shares via the internet, by telephone or by mail.

Can I attend the Annual Meeting?

If you held shares of Capital One common stock as of the close of business on February 25, 2008, you may attend the Annual Meeting. Because seating is limited, only you and a guest may attend the meeting. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. You must present a valid picture identification and proof of Capital One stock ownership as of the record date. If you hold Capital One stock in a brokerage account (“street name”), you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Am I entitled to vote?

You are entitled to vote if our records indicate that you held shares as of the close of business on February 25, 2008. All stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting. Cumulative voting for the election of directors is not permitted. On February 25, 2008, there were 373,289,195 shares of Capital One’s common stock issued and outstanding.

What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record?

If your shares are held in street name through a broker, bank, trust or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares.

Your broker, bank, trust or other nominee has the discretion to vote on routine corporate matters presented in the proxy materials without your specific voting instructions. Your broker, bank, trust or other nominee does not have the discretion to vote on non-routine matters. For non-routine matters, your shares will not be voted without your specific voting instructions. If you hold your shares in street name, you, the beneficial owner, are not the stockholder of record, and therefore you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares.

If your shares are registered directly in your name with Capital One’s transfer agent, Computershare, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to Capital One or to a third party, or to vote in person at the Annual Meeting.

How do I request paper copies of the proxy materials?

If you hold Capital One stock in street name through a broker, bank, trust or other nominee, you may request paper copies of the 2008 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

If you hold Capital One shares directly in your name through Capital One’s stock transfer agent, Computershare Trust Company, N.A. (“Computershare”) as a stockholder of record, you may request paper copies of the 2008 proxy materials by following the instructions at www.envisionreports.com/COF, by telephoning 1-866-641-4276 or by sending an e-mail to investorvote@computershare.com. Please be sure to put “Proxy Materials Order” in the subject line of the message and indicate in the body of the message your full name and address as well as the three numbers located in the shaded bar on the reverse side of your meeting notice.

How do I vote?

By Internet or Telephone

If you hold Capital One stock in street name through a broker, bank, trust or other nominee, you may vote electronically via the Internet at www.proxyvote.com. If you wish to vote by telephone you will need to request paper copies of the materials in order to obtain a Voting Instruction Form which contains a specific telephone number for your broker, bank, trust or other nominee. Votes submitted telephonically or via the Internet must be received by 11:59 PM (EST) on April 23, 2008.

If you hold Capital One shares directly in your name as a stockholder of record, you may vote electronically via the Internet at www.envisionreports.com/COF, or telephonically by calling 1-800-652-Vote (8683). Votes submitted telephonically or via the Internet must be received by 11:59 PM (EST) on April 23, 2008.

In Person

If you hold Capital One shares in street name through a broker, bank, trust or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy please follow the instructions at www.proxyvote.com.

If you hold Capital One shares directly in your name as a stockholder of record, you may vote in person at the Annual Meeting. Stockholders of record are entitled to one vote per share of common stock held for each matter submitted for vote at the meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person.

By Mail

If you hold Capital One shares in street name through a broker, bank, trust or other nominee, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. Our proxy distributor, Broadridge Financial Solutions, Inc. (“Broadridge”) must receive your Voting Instruction Form no later than close of business on April 23, 2008.

If you hold Capital One shares directly in your name as a stockholder of record, you will need to request paper copies of the proxy materials. Once you receive your paper copies, including the proxy card, you will need to mark, sign and date your proxy card and return it using the prepaid return envelope provided or return it to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067. Computershare must receive your proxy card no later than close of business on April 23, 2008.

How do I vote my 401(k) shares?

If you participate in the Capital One Associate Savings Plan, you may vote the number of shares equivalent to your interest, if any, in the Capital One Pooled Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via email from Broadridge. The Trustee of the Associate Savings Plan will vote your shares in accordance with your duly executed instructions if they are received by April 21, 2008. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I revoke my proxy?

Beneficial Owners

Yes. If your shares are held in street name through a broker, bank, trust or other nominee, you may revoke any proxy that you previously granted or change your vote at any time prior to 11:59 PM (EST) on April 23, 2008, by entering your new vote electronically via the Internet at www.proxyvote.com using the account, control and pin numbers that you previously used or telephonically using the number indicated on your Voting Instruction Form. If you desire to change your vote by mail, you must first request paper copies of the materials and mail your new Voting Instruction Form using the prepaid return envelop provided. However, your new instructions must be received before the close of business on April 23, 2008.

Stockholders of Record

Yes. If you hold Capital One shares directly in your name as a stockholder of record, you may revoke any proxy that you have previously granted or change your vote at any time prior to 11:59 PM (EST) on April 23, 2008, by entering your new vote via Computershare’s electronic voting system at www.envisionreports.com/COF or telephonically by calling 1-800-652-VOTE (8683) using the account, control and pin numbers on the Notice and/or proxy card, located within the shaded bar. Computershare must receive your mailed proxy card no later than close of business on April 23, 2008, in order to capture your revised voting instruction.

You also may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to Capital One’s Corporate Secretary at the address on the Notice of Annual Meeting;

•	Executing and delivering to the Corporate Secretary a later-dated proxy; or

•	Attending the meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of Capital One’s shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes, other than where stated, will be counted in determining the quorum, but neither will be counted as votes cast.

Who will count the vote?

Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed a representative of Computershare to serve as the Inspector of Elections.

Will a list of stockholders be made available?

Capital One will make a list of stockholders available at the Annual Meeting and, for ten days prior to the meeting, at our offices located at 1680 Capital One Drive in McLean, Virginia. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the stockholders list prior to the Annual Meeting.

How much did the solicitation cost?

Capital One will pay the costs of the solicitation. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $15,000, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies over the Internet, by telephone and by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation.

What is “householding?”

Under Securities and Exchange rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicative information stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings by contacting Broadridge, by either calling toll free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

What are the Board of Directors recommendations?

Unless you give other instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors (the “Board”) as follows:

For the election of the nominated slate of directors (see page 58);

For the ratification of the Audit Committee’s selection of Ernst & Young LLP as independent auditors of the Corporation for 2008 (see page 59);

For the approval of Capital One’s Amended and Restated Associate Stock Purchase Plan (see page 60); and

Against the Stockholder Proposal (see page 62).

Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is presented at the Annual Meeting, the persons named on your proxy ballot will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

What vote is necessary to approve each item?

Item 1 requests your vote regarding the election of three candidates for director. Each nominee will be re-elected as director if a majority of the votes cast on his or her re-election are voted in favor of such re-election. Abstentions are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Item 1. For more information regarding Capital One’s director election process see page 58.

Item 2, the ratification of the Audit Committee’s selection of Ernst & Young LLP as independent auditors of the Corporation for 2008, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Item 2.

Item 3, the approval of Capital One’s Amended and Restated Associate Stock Purchase Plan, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Item 3.

Item 4, the consideration of the Stockholder Proposal, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to item 4.

Under New York Stock Exchange (the “NYSE”) rules, if you hold your shares through a broker and you do not submit voting instructions, your broker will have discretionary authority to vote your shares according to the recommendations of the Board of Directors with respect to Items 1 and 2 presented at the Annual Meeting. If you do not submit voting instructions, your broker will not have discretion to vote your shares with respect to Items 3 or 4. This is called a “broker non-vote.” Broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to items 3 and 4.

SECTION II – GOVERNANCE OF CAPITAL ONE

Corporate Governance – General

Capital One is committed to strong corporate governance. Our governance practices not only comply with all governance laws, rules and regulations, including the Sarbanes-Oxley Act of 2002 and NYSE listing standards, but they also incorporate many emerging trends as key components of Capital One’s controls and governance program. The Board of Directors believes that these practices are key to the continued financial success and growth of Capital One.

Corporate Governance Principles

We believe that sound corporate governance is important to the ethical and effective functioning of the Board, its Committees and Capital One as a whole. It is also critical to preserving the trust of our stakeholders, including investors, employees, customers, suppliers, governmental entities and the general public.

The Board of Directors has therefore adopted Corporate Governance Principles to formalize the Board’s governance practices and its view of effective governance. The Board of Directors monitors governance developments and practices and reviews the Corporate Governance Principles periodically to ensure Capital One continues to implement effective governance practices. Capital One’s Corporate Governance Principles are available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary at the address set forth on the Notice of Annual Meeting.

Code of Business Conduct and Ethics

Capital One is committed to maintaining a reputation for honesty, fair dealing and integrity. This can only be achieved if the Board of Directors and all employees conduct their business affairs with the utmost integrity and ethical commitment. The purpose of Capital One’s Code of Business Conduct and Ethics (“Code of Conduct”) is to guide ethical actions and working relationships by Capital One’s directors, officers and employees with investors, current and potential customers, fellow employees, competitors, governmental entities, the media and other third parties with whom Capital One has contact.

The Board of Directors has therefore adopted the Code of Conduct, which applies to all Capital One directors and associates, including Capital One’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other persons performing similar functions. The Code of Conduct, as amended from time to time, is available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary. Capital One will post on its website any waiver under the Code of Conduct granted to any of its directors or executive officers and will disclose such waivers through a filing with the SEC on Form 8-K within four business days of the granting of the waiver.

Board Composition and Meetings

The Board of Directors oversees Capital One’s business and directs its management. The Board does not involve itself with the day-to-day operations and implementation of Capital One’s business. Instead, the Board meets periodically with management to review Capital One’s performance, risks and business strategy. Directors regularly consult with management to keep themselves informed about Capital One’s progress. The Board met twelve times during 2007, including meetings comprising only the independent directors. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board and the committees on which the director served during the year. The independent directors meet in executive session (without the presence of management) on a regularly scheduled basis, at least three times each year.

Capital One expects all of its directors to attend the Annual Meeting. In 2007, all directors then serving attended the Annual Meeting.

Director Independence

The Board has assessed whether each of its non-employee members is “independent” under Capital One’s Director Independence Standards, as described below. These standards, which have been adopted by the Board as part of Capital One’s Corporate Governance Principles, reflect, among other things, the director independence requirements set forth in the listing standards of the NYSE and other applicable legal and regulatory rules, and describe certain relationships that the Board has determined to be immaterial for purposes of determining director independence. The Governance and Nominating Committee of the Board is responsible for assessing the independence and qualifications of the members of the Board and makes recommendations thereon to the full Board. The Board has determined that each of Mr. Campbell, Mr. Dietz, Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Leroy, Mr. Shattuck and Mr. Westreich are independent under the standards.

Capital One’s policy regarding director independence is set forth in the Corporate Governance Principles, which are available free of charge on the corporate governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary.

Related Person Transactions

Capital One’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the Charter of the Governance and Nominating Committee, the Code of Conduct and internal written procedures. The Charter of the Governance and Nominating Committee requires it to review on an annual basis any transactions involving Capital One and any of its directors, executive officers or their immediate family members and, as appropriate, to consider potential conflicts of interest or the appearance of potential conflicts of interest, as well as issues relating to director independence. The Committee performs this review each year based on the information provided by each director and executive officer on an annual questionnaire and through a review of Capital One’s internal systems for payments that could indicate the presence of a related person transaction. In developing its assessment and recommendation regarding related person transactions to the Board of Directors, the Committee relies upon criteria set forth in the Code of Conduct to evaluate activities or relationships that may create a conflict of interest, including potential related person transactions. In addition to specific prohibitions, these criteria include the extent to which the proposed relationship would be legal, authorized, and permitted (or prohibited) by Capital One policies, as well as the potential perspective of third parties regarding such relationships.

Internal written procedures require that any potential conflict of interest, including related person transactions, involving any of Capital One’s directors or executive officers be reviewed by the General Counsel and, if the General Counsel believes that such relationship could create a conflict of interest or require disclosure as a related person transaction, by the Governance and Nominating Committee (in the case of an executive officer) or the disinterested members of the Board of Directors (in the case of a director).

Committees of the Board

In order to assist it in fulfilling its functions, the Board of Directors conducts business through four Committees: the Audit and Risk Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance and Trust Oversight Committee. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk, Compensation, and Governance and Nominating Committees are comprised solely of independent directors. The Chair of each Committee determines the frequency, length and agenda of meetings for his or her Committee in accordance with such Committee’s charter, in consultation with other members of the Committee and with appropriate members of management, and establishes an annual calendar of topics for consideration by the Committee. The Chair of each Committee may also seek comments on key issues from other directors who are not part of the Committee, and reports Committee activities to the full Board. In January 2008, each Committee and the Board of Directors approved the respective Committee’s amended and restated charter. Copies of the charter of each Committee are available free of charge on the Corporate Governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary. Below is a description of each Committee:

Audit and Risk Committee

Description

The Audit and Risk Committee is generally responsible for overseeing Capital One’s accounting, financial reporting, internal controls and risk assessment and management processes.

Key Responsibilities

•	Monitor the integrity of Capital One’s financial statements and internal controls;
•	Monitor Capital One’s compliance with legal and regulatory requirements;
•	Review the qualifications, independence and performance of Capital One’s independent auditor;
•	Appoint, compensate, retain and oversee Capital One’s independent auditor;
•	Assess the performance of Capital One’s internal auditor; and
•	Monitor the processes by which management assesses and manages risk.

Financial Expert

Although other members of the Audit and Risk Committee may qualify as “audit committee financial experts” under the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder, the Board has designated Mr. Dietz as the “audit committee financial expert.”

Service

No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One, except for Mr. Gross. The Board of Directors has determined, in accordance with NYSE rules, that Mr. Gross’ simultaneous service does not impair his ability to effectively serve on Capital One’s Audit and Risk Committee.

2007 Meetings

During 2007, the Audit and Risk Committee met fourteen times.

Governance and Nominating Committee

Description

The Governance and Nominating Committee assists the Board of Directors with respect to a variety of corporate governance matters and practices.

Key Responsibilities

•	Advise the Board on its organization, membership and function;
•	Identify and recommend director nominees and the structure and membership of each Committee of the Board;
•	Advise and recommend action on corporate governance matters applicable to Capital One; and
•	Oversee the Board’s and the Chief Executive Officer’s annual evaluation process and ensure that the directors engage in periodic discussions to plan for the Chief Executive Officer’s succession.

The independent directors of the Board meet at least annually in executive session, both with and without the Chief Executive Officer, to conduct the Chief Executive Officer’s evaluation.

Presiding Director

The Chair of the Governance and Nominating Committee, currently Ms. Hackett, presides at executive sessions of non-management directors. Interested parties may make their concerns known to the Board or the non-management directors as a group by contacting the Chair of the Governance and Nominating Committee. Detailed information on how to contact the Presiding Director is contained in the section entitled “How to Contact the Board and the Presiding Director.”

2007 Meetings

During 2007, the Governance and Nominating Committee met four times.

Compensation Committee

Description

The Compensation Committee assists the Board by managing and monitoring officer titles and compensation; overseeing and recommending benefit plans for Capital One associates to the Board; recommending compensation and benefit plans for the directors, the Chief Executive Officer and senior management to the Board’s independent directors; and reviewing and approving the Committee’s report, and reviewing and recommending Capital One’s Compensation Discussion and Analysis disclosure, for inclusion in this proxy statement.

Key Responsibilities

•	Recommend director compensation to the Board of Directors;
•	Recommend to the Board of Directors officers for election or re-election or the manner in which such officers will be chosen;
•

Evaluate and recommend to the independent directors the Chief Executive Officer’s compensation in light of the Committee’s assessment of his performance and anticipated contributions with respect to Capital One’s strategy and objectives;

•

Recommend the salary levels, incentive awards, perquisites and termination arrangements for executive officers, other than the Chief Executive Officer, to the independent directors and the hiring or promotion of such executive officers to the Board;

•	Oversee other compensation and benefit programs and recommend benefit plans to the Board for approval;
•	Administer Capital One’s 2004 Stock Incentive Plan, the 2002 Associate Stock Purchase Plan and other employee benefit plans; and
•	Ensure Capital One provides appropriate disclosures in the Company’s proxy statement.

In addition, the independent directors of the Board may meet concurrently with the Compensation Committee, as appropriate, to review and approve compensation for the Chief Executive Officer and other executive officers.

The Committee may also delegate authority of certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate special legal counsel and other consultants and to approve such consultants’ fees and other retention terms. In carrying out such authority, the Committee has retained the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm (the “Consultant”). The Consultant reports to the Chair of the Committee and its engagement may be terminated by the Committee at any time.

The Committee determines the scope and nature of the Consultant’s assignments. In 2007, the Consultant:

•

Provided independent competitive market data and advice related to Chief Executive Officer and director compensation, including the development of a group of comparator companies for purposes of competitive benchmarking;

•	Reviewed management-developed market data and recommendations on the design of executive compensation programs;
•	Reviewed Capital One’s compensation levels, performance and the design of incentive programs; and
•	Provided information on executive and director compensation trends and analyses of the implications of such trends for Capital One.

The Consultant generally attends the Committee meetings upon the Chair of the Committee’s request, including executive sessions of the Committee and the independent directors to review and approve the Chief Executive Officer’s and the directors’ compensation.

The Consultant also is present for Committee meetings during which NEO compensation is discussed and provides an independent perspective regarding NEO compensation practices.

The services provided by the Consultant are limited in scope as described above and Capital One does not use the Consultant for any other services.

2007 Meetings

During 2007, the Compensation Committee met nine times.

Finance and Trust Oversight Committee

Description

The Finance and Trust Oversight Committee assists the Board of Directors in overseeing Capital One’s management of liquidity, capital and financial risks, as well as the trust activities of Capital One, National Association, a subsidiary of Capital One.

Key Responsibilities

•	Monitor Capital One’s significant capital and funding transactions;
•	Monitor liquidity and financial risks, as well as Capital One’s fiduciary activities and exposures;
•	Oversee Capital One’s debt funding and capital programs;
•	Oversee management and monitor execution of Capital One’s wholesale and retail funding plans;
•	Recommend the payment of dividends on Capital One’s common stock to the Board of Directors;
•	Exercise general oversight of the trust activities of Capital One’s subsidiary banks; and
•	Report on the Committee’s oversight of market and liquidity risks to the Audit and Risk Committee annually.

2007 Meetings

During 2007, the Finance and Trust Oversight Committee met six times.

Committee Membership

The table below provides a summary of the Board’s current Committee structure, membership and related information.

	Chair	Member	Audit Committee Financial Expert

	Audit and Risk Committee	Compensation Committee	Finance and Trust Oversight Committee	Governance and Nominating Committee

E.R. Campbell

W. Ronald Dietz

Patrick W. Gross

Ann Fritz Hackett

Lewis Hay, III

Pierre E. Leroy

Mayo A. Shattuck, III

Stanley I. Westreich

Director Nomination Process

The Governance and Nominating Committee considers and makes recommendations to the Board concerning nominees to create or fill open positions within the Board. It is Capital One’s policy that stockholders may propose nominees for consideration by the Committee by submitting the names and other relevant information to the Corporate Secretary, with a copy to the Chair of the Committee, at the address set forth on the Notice of Annual Stockholder Meeting.

Director candidates, other than current directors, may be interviewed by the Chair of the Governance and Nominating Committee, other directors, the Chief Executive Officer and/or other members of senior management. The Committee considers the criteria described below, as well as the results of interviews and any background checks the Committee deems appropriate, in making its recommendation to the Board. The Committee also considers current directors for re-nomination in light of the criteria described below and their past and potential contributions to the Board.

Consideration of Director Nominees

All director candidates, including those recommended by stockholders, are evaluated on the same basis. These criteria are as follows:

•	Candidates will represent diversity of experience and possess a strong educational background, substantial tenure and breadth of experience in leadership capacities, and business and financial acumen;
•

Candidates may also be selected for their background relevant to the Company’s business strategy, their understanding of the intricacies of a public company, their international business background, and for their experience in risk management; and

•

Other relevant criteria may include a reputation for high personal and professional ethics, integrity and honesty, good character and judgment, the ability to be an independent thinker, diversity of background and perspective and an inquisitive and objective viewpoint.

The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of Capital One’s business.

How to Contact the Board and the Presiding Director

Interested parties may make their concerns known to the Board or non-management directors as a group by contacting the Presiding Director, care of the Corporate Secretary, at the address below:

Chair of the Governance and Nominating Committee

c/o Corporate Secretary’s Office

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Communications may also be sent to individual directors at the same address.

The Corporate Secretary reviews all communications sent to the Board, Committees or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board, the non-management directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit and Risk Committee and Capital One’s Chief Internal Auditor, Mr. James Tietjen. Other communications are referred to the Presiding Director, the Chair of the appropriate Committee, and/or the specified director, as applicable.

Information about our Directors and Executive Officers

Capital One’s current executive officers and directors, who are nominated for election or who are continuing to serve their terms after the Annual Meeting, are listed below with a brief description of their business experience for the past five years.

Directors

Richard D. Fairbank, 57

Chairman, Chief Executive Officer and President

Mr. Fairbank has been Chairman of the Board of Directors of Capital One since February 28, 1995. He has been Chief Executive Officer and a director since July 26, 1994 and has additionally served as President since April 24, 2003. Mr. Fairbank is also Chairman of the Board of Directors of Capital One Bank (USA), National Association and Capital One, National Association.

Edward R. “Bo” Campbell, 67

Director

Mr. Campbell is the president of various oil and gas, and land and timber investment partnerships. He has been a director of Capital One since December 1, 2006, and served as a director of Hibernia Corporation from 1994 until its acquisition by Capital One on that date. Mr. Campbell is also a director of Capital One, National Association.

W. Ronald Dietz, 65

Director

Mr. Dietz is a director and President of W.M. Putnam Company, a nationwide provider of outsourced facilities management services to companies with networks of offices or retail stores. Mr. Dietz joined W.M. Putnam Company in January 2002. He has been a director of Capital One since February 28, 1995. Mr. Dietz is also a director of Capital One, National Association.

Patrick W. Gross, 63

Director

Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm. Mr. Gross was a founder of, and served as a principal executive officer from 1970 to 2002 at American Management Systems, Inc., (“AMS”), an information technology, consulting, software development and systems integration firm. He has been a director of Capital One since February 28, 1995. He is also a director of Capital One, National Association. Mr. Gross also is currently a director of Waste Management, Inc., Career Education Corporation, Liquidity Services, Inc. and Taleo Corporation.

Ann Fritz Hackett, 54

Director

Ms. Hackett has been President of Horizon Consulting Group, LLC, since 1996. Horizon Consulting Group provides strategic, organizational and human resources advice to clients. Ms. Hackett has been a director of Capital One since October 27, 2004, and is a director of Capital One Bank (USA), National Association. Ms. Hackett also is a director of Fortune Brands, Inc.

Lewis Hay, III, 52

Director

Mr. Hay has been Chairman and Chief Executive Officer of FPL Group, Inc., an organization focused on energy related products and services, since January 2002. He joined FPL Group, Inc. in 1999 as Vice President, Finance and Chief Financial Officer and became President of FPL Energy, LLC in March 2000. He became CEO of FPL Group in June 2001. He has been a director of Capital One since October 31, 2003. He is also a director of Capital One Bank (USA), National Association and Capital One, National Association. Mr. Hay is also a director of Harris Corporation.

Pierre E. Leroy, 59

Director

Mr. Leroy served in a variety of positions at Deere & Company from 1976 to 2005 including as president of the Worldwide Construction & Forestry Division, president of the Worldwide Parts Division, and as an officer of the company. Mr. Leroy became a director of Capital One in 2005. Mr. Leroy also is a director of Capital One, National Association. Mr. Leroy serves on the Board of Directors for Fortune Brands and as the Presiding Director for ACCO Brands.

Mayo A. Shattuck, III, 53

Director

Mr. Shattuck has been President and Chief Executive Officer of Constellation Energy Group, a leading supplier of electricity to large commercial and industrial customers, since November 2001 and was elected Chairman of the Board in July 2002. Previously, Mr. Shattuck was Co-Chairman and Co-Chief Executive Officer of DB Alex. Brown, LLC and Deutsche Banc Securities, Inc. He has been a director of Capital One since October 31, 2003. Mr. Shattuck also serves as a director of Gap, Inc.

Stanley Westreich, 71

Director

Mr. Westreich was President of Westfield Realty, Inc., a real estate development and construction company, from 1965 to 2005. He has been a director of Capital One since July 26, 1994. Mr. Westreich is also a director of Capital One Bank (USA), National Association.

Executive Officers

Robert M. Alexander, 43

Chief Information Officer and Head of Enterprise Customer Management

Mr. Alexander joined Capital One in April 1998 and became Chief Information Officer and Head of Enterprise Customer Management in May 2007. Mr. Alexander is responsible for overseeing all technology activities for Capital One as well as Capital One’s customer-centric strategy. Prior to his current role, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the US Consumer Credit Card and Installment Loan businesses.

Jory A. Berson, 37

President, Financial Services

Mr. Berson joined Capital One in 1992 and became President, Financial Services in December 2007. Prior to his current role, Mr. Berson served as President, U.S. Card and in a variety of other roles in Capital One’s credit card business.

John G. Finneran, Jr., 58

General Counsel and Corporate Secretary

Mr. Finneran joined Capital One in September 1994. He is General Counsel and Corporate Secretary and is responsible for managing Capital One’s legal, governmental affairs, corporate governance, brand, regulatory relations and corporate affairs departments. He also manages Capital One’s internal audit department for administrative purposes.

Gary L. Perlin, 56

Chief Financial Officer, Principal Accounting Officer

Mr. Perlin joined Capital One in July 2003. He is the Chief Financial Officer of Capital One and is responsible for Capital One’s corporate finance, corporate accounting and reporting, planning and financial risk management, treasury and investor relations functions. Mr. Perlin also serves as a director of Capital One, National Association and of Capital One Bank (USA), National Association. From 1998 to July 2003, Mr. Perlin served as Senior Vice President and Chief Financial Officer of the World Bank.

Lynn A. Pike, 51

President, Banking

Ms. Pike joined Capital One in April 2007 as Chief Operating Officer for the Banking Segment and became President, Banking in August 2007. Ms. Pike also serves as a director of Capital One, National Association. Ms. Pike has over 30 years of banking and community development expertise. She joined Capital One from Bank of America Corporation, where she served from April 2004 to April 2007 as president of Business Banking and as president of Bank of America California. Prior to joining Bank of America, Ms. Pike served from May 2002 to April 2004 as managing director of Consumer Banking & Distribution for FleetBoston. Prior to her employment with FleetBoston, Ms. Pike served as regional president for Wells Fargo Bank’s Los Angeles Metropolitan Division.

Peter A. Schnall, 44

Chief Risk Officer

Mr. Schnall joined Capital One in August 1996. He is Chief Risk Officer and is responsible for overseeing Capital One’s credit, compliance, operational and enterprise risk management functions. Mr. Schnall has served as Chief Risk Officer since June 2006. From October 2002 until 2006, he served as Chief Credit Officer. Prior to that appointment, Mr. Schnall held a series of positions within Capital One’s credit card business, including marketing, credit, and portfolio management.

Ryan M. Schneider, 38

President, Card

Ryan Schneider joined Capital One in December 2001 and became President, Card in December 2007. Mr. Schneider is responsible for all of Capital One’s consumer credit card lines of business, including those in the US, the UK and Canada. Prior to his current role, Mr. Schneider has held a variety of positions including President, Auto Finance and Executive Vice President, US Card Upmarket. Mr. Schneider also serves as a director of Capital One Bank (USA), National Association.

Matthew W. Schuyler, 42

Chief Human Resources Officer

Mr. Schuyler joined Capital One in April 2002 and has been Chief Human Resources Officer since April 2003. Mr. Schuyler is responsible for Capital One’s people strategy, recruitment efforts, development programs, human capital initiatives and real estate portfolio. From June 2000 to April 2002, Mr. Schuyler was a Vice President of Human Resources at Cisco Systems.

SECTION III – SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on Schedule 13G filings submitted to the SEC, Capital One was aware of the following beneficial owners of more than 5% of Capital One’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Dodge & Cox (2) 555 California Street, 40th Floor San Francisco, CA 94104	39,238,294	10.2%
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	21,818,578	5.85%
Capital Research Global Investors (4) 333 South Hope Street Los Angeles, CA 90071	21,159,200	5.5%

(1)	Beneficial ownership is determined under Securities and Exchange Commission (“SEC”) Rule 13d-3(d)(1). The information contained in this table is based on Schedule 13G reports filed with the SEC and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.

(2)	On a Schedule 13G (Amendment No. 4) filed on January 10, 2008, Dodge & Cox reported beneficial ownership as of December 31, 2007 of 39,238,294 shares of Capital One’s common stock, which positions in the aggregate represented 10.2% of Capital One’s outstanding common stock as of December 31, 2007. The securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox certified in its Schedule 13G (Amendment No. 4) that the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	On a Schedule 13G filed on February 14, 2008, Wellington Management Company, LLP reported beneficial ownership as of December 31, 2007 of 21,818,578 shares of Capital One’s common stock, which positions in the aggregate represented 5.85% of Capital One’s outstanding common stock as of December 31, 2007. The securities as to which this Schedule is filed by Wellington Management, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Management Company, LLP certified in its Schedule 13G that the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(4)

On a Schedule 13G filed on February 12, 2008, Capital Research Global Investors reported beneficial ownership as of December 31, 2007 of 21,159,200 shares of Capital One’s common stock, which positions in the aggregate represented 5.5% of Capital One’s outstanding common stock as of December 31, 2007. One or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Capital One Financial Corporation. Capital Research Global Investors certified in its Schedule 13G that the shares of common stock were acquired and held in the ordinary course of business and were not acquired nor held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One’s common stock, as of January 31, 2008, by our directors and the Named Executive Officers (the “NEOs”) (as defined herein).

	Number of Shares or Units
Name	Common Stock	Unvested Restricted Stock	Stock issuable upon exercise of Options within 60 days	Total Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Richard D. Fairbank	2,451,062	0	5,009,820	7,568,384 (3)	2.03%

Gary L. Perlin	0	43,484	298,153	341,637	*

John G. Finneran, Jr.	46,432	19,750	180,919	247,101	*

Peter A. Schnall	35,884	25,811	273,026	334,721	*

David R. Lawson	38,242	23,908	150,574	242,117 (4)	*

John A. Kanas	0	0	214,928	214,928	*

E. R. Campbell	481,914	0	1,010	853,760 (5)	*

W. Ronald Dietz	5,019	0	116,000	121,019 (6)	*

Patrick W. Gross	7,539	0	150,400	157,939 (7)	*

Ann Fritz Hackett	15,000	0	1,840	16,840 (8)	*

Lewis Hay, III	270	0	14,600	16,488 (9)	*

Pierre E. Leroy	2,400	0	6,400	8,800 (10)	*

Mayo A. Shattuck, III	1,589	0	14,800	16,389 (11)	*

Stanley Westreich	434,929	0	123,600	714,529 (12)	*

All directors and executive officers as a group (19 persons)	3,614,960	201,023	7,088,748	11,564,180 (13)	3.10%

*	Less than 0.5% of the outstanding shares of common stock.

(1)

To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless we have indicated otherwise. The column “Total Amount and Nature of Beneficial Ownership” includes: (i) shares of common stock; (ii) shares of common stock subject to options (stock options) and shares of restricted stock and restricted stock units granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”), Capital One’s 1995 Non-Employee Directors Stock Incentive Plan (the “1995 Directors Plan”), Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”) and Capital One’s 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), that are or will become exercisable or that are or will be vested within 60 days of January 31, 2008; and (iii) shares of common stock held by the executive officer under Capital One’s 1994 Associate Stock Purchase Plan or 2002 Associate Stock Purchase Plan (the “Stock Purchase Plans”). Shares of restricted stock have voting rights but are not transferable until the end of the period of restriction.

(2)	All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2008, which was 372,984,407.

(3)	Includes 107,502 shares owned by Fairbank Morris, Inc. Mr. Fairbank shares voting and investment power for these shares.

(4)	Includes 29,393 shares owned by the Lawson Family Trust, for which Mr. Lawson holds voting and investment power. Does not include 14,320 shares held in trust for Mr. Lawson’s family members for which Mr. Lawson disclaims beneficial ownership.

(5)	Includes 181,486 shares owned by Campbell Capital, LLC, 181,486 shares owned by Campbell Capital II, LLC and 7,864 shares owned by the E.R. Campbell Family Foundation for which Mr. Campbell holds voting and investment power. Does not include 56,355 shares held in a Grantor Retained Annuity Trust, of which Mr. Campbell is not a trustee, and 5,196 restricted stock units for which Mr. Campbell disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(6)	Does not include 6,776 restricted stock units for which Mr. Dietz disclaims beneficial ownership of the underlying shares until their delivery date and 910 shares held in trust for Mr. Dietz’s child for which Mr. Dietz also disclaims beneficial ownership. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(7)	Does not include 6,776 restricted stock units for which Mr. Gross disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(8)	Does not include 7,426 restricted stock units for which Ms. Hackett disclaims beneficial ownership of the underlying shares until their delivery date, and 5,000 shares held by Ms. Hackett’s spouse for which Ms. Hackett disclaims beneficial ownership. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(9)	Includes 1,618 shares held by the Hay Family Limited Partnership, for which Mr. Hay holds voting and investment power. Does not include 7,616 restricted stock units for which Mr. Hay disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(10)	Does not include 5,776 restricted stock units for which Mr. Leroy disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(11)	Does not include 6,776 restricted stock units for which Mr. Shattuck disclaims beneficial ownership of the underlying shares until their delivery date. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(12)	Includes 156,000 shares held in trust, for which Mr. Westreich is the trustee and ultimate beneficiary. Does not include 6,776 restricted stock units for which Mr. Westreich disclaims beneficial ownership of the underlying shares until their delivery date and 67,590 shares held by Mr. Westreich’s spouse and for which Mr. Westreich disclaims beneficial ownership. Delivery of any shares of common stock underlying a director’s restricted stock units is deferred until the director’s service with the Board ends.

(13)	Includes 7,044,317 shares issuable upon the exercise of options for all directors and executive officers as a group and 460,813 shares of common stock subject to trading restrictions. Does not include the shares set forth in footnotes (3) through (12) above for which the NEOs and Directors disclaim beneficial ownership or a total of 140,940 shares held by or in trust for various family members of other executive officers, and for which such executive officers disclaim beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2007 each of the reporting persons complied with these filing requirements.

SECTION IV – DIRECTOR COMPENSATION

Director Compensation Objectives

Compensation for non-employee directors (“directors”) is approved by the Board of Directors, based on recommendations made by the Compensation Committee. Capital One’s director compensation program is designed to achieve four primary objectives:

•	Attract and retain talented directors, with the skills and capabilities necessary to perpetuate Capital One’s success;
•	Fairly compensate directors for the work required in a company of Capital One’s size and scope;
•	Recognize the individual roles and responsibilities of the directors; and
•	Align directors’ interests with the long-term interests of Capital One stockholders.

Employee directors do not receive compensation for their service on the Board. Capital One had two employee directors in 2007: Mr. Fairbank and Mr. Kanas. Mr. Kanas’ Board service ended on August 6, 2007.

Director Compensation Procedures

The Compensation Committee reviews the compensation program for Capital One’s directors on an annual basis. In support of this, the Committee’s independent consultant provides competitive compensation data and program recommendations to the Committee for review. (Please see Section II for details on the role and responsibilities of the consultant.) The competitive compensation data includes the compensation (cash, equity and other benefits) of non-employee directors within our comparator group. (Please see Section V for details on the development of the comparator group.) The Committee considers this information, as well as the independent consultant’s recommendations, and finalizes a proposed compensation structure. The proposed structure is then reviewed and approved by the full Board of Directors, typically in April of each year.

Based on their review of competitive market data and guidance from the consultant in the second quarter of 2007, the Committee determined that the existing director compensation program (approved in April 2005) continues to meet Capital One’s objectives and provides an appropriate level of compensation.

Director Compensation Structure

Each director serving on the Board on April 26, 2007 received an annual cash retainer of $70,000. In addition, cash retainers were provided for service on a committee (see details and amounts below). Each non-employee director also received an annual award of $170,000 in restricted stock units (“RSUs”) of Capital One common stock, granted on April 26, 2007.

Each non-employee director was offered the opportunity to elect to forego his or her cash compensation from April 2007 through April 2008 in exchange for a one-time grant of non-qualified stock options with an equivalent Black-Scholes value, granted on April 26, 2007. Messrs. Gross, Hay, Leroy, Shattuck, and Westreich elected to forego their cash compensation in favor of such stock options.

Other Benefits

Directors also received reimbursement of their expenses to attend meetings, which on occasion included expenses of their spouses. In 2007, directors did not receive any additional compensation beyond what is disclosed below other than reimbursement of taxes arising from certain income attributable to them in connection with the attendance of a spouse or guest at the Board’s annual strategic offsite meeting. Capital One also offered directors the opportunity to direct up to $10,000 annually to be contributed by Capital One to a charitable organization of their choice. All directors elected to make charitable contributions in 2007. All other compensation includes a nominal gift and tax gross-ups.

Under the 1994 Deferred Compensation Plan, directors who are not employees of Capital One may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Directors’ accounts are credited monthly with an interest rate equivalent to an amount determined by Capital One based on the performance of the portfolio selected by each director. Directors may elect for their deferrals to be credited based on the MetLife Stock Index – Class A Portfolio and/or the BlackRock Bond Income – Class A Portfolio. Deferred amounts are not invested directly in these mutual funds but the balance and related earnings are credited monthly by Capital One. In 2007, year to date earnings on these funds was 5.66% for the Bond Portfolio and 4.61% for the Stock Portfolio. Directors that elected this deferral will begin to receive their deferred income benefits in cash when they cease to serve as directors, or earlier if authorized by the Compensation Committee. Upon a change in control of Capital One, Capital One will pay to each director within thirty days of the change in control, a lump sum cash payment equal to such director’s account balance as of the date of the change in control. In 2006, Mr. Westreich elected to defer his May 2006 – April 2007 cash compensation under this Plan. In 2007, no directors elected to defer any compensation.

Stock Ownership Requirements

Directors are expected to retain all shares of restricted stock and all shares underlying restricted stock units granted to them by Capital One until their service with the Board ends. The Board evaluates whether exceptions should be made for any case where this requirement would impose a financial hardship on a director. All directors are in compliance with this requirement.

Compensation of Directors

Directors of Capital One received the following compensation for 2007:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total

E.R. Campbell	$90,000	$172,907	—	$3,578	$266,485

W. Ronald Dietz	$120,000	$172,907	—	$2,109	$295,016

Richard D. Fairbank (*)	—	—	—	—	—

Patrick Gross	—	$172,907	$129,234	$3,707	$305,848

Ann Fritz Hackett	$130,000	$187,945	$25,352	$324	$343,621

Lewis Hay III	—	$172,907	$106,618	$354	$279,879

John Adam Kanas (*)	—	—	—	—	—

Pierre Leroy	—	$172,907	$126,130	$4,609	$303,646

Mayo Shattuck III	—	$172,907	$105,281	$368	$278,556

Stanley Westreich	—	$172,907	$61,241	$377	$234,525

(*)	Capital One had two employee directors in 2007: Mr. Fairbank and Mr. Kanas. Mr. Kanas’ Board service ended on August 6, 2007.

(1)	Each non-employee director is eligible to receive an annual cash retainer of $70,000. Compensation for committee service includes retainers for service as chairperson and/or as a member of the committees as described under the heading “Committee Membership” in the “Governance of Capital One” section of this proxy statement. In 2007, retainers were paid as follows:

¡	Chair of the Audit and Risk Committee: $40,000

¡	Chair of the Compensation Committee or Chair of the Governance and Nominating Committee: $20,000
¡	Chair of the Finance and Trust Oversight Committee: $15,000
¡	Member of the Audit and Risk Committee (other than the chair): $30,000
¡	Member of the Compensation Committee, Governance and Nominating Committee, or Finance and Trust Oversight Committee (other than the chair): $10,000

(2)	Directors serving on the Board on April 26, 2007 received a grant of 2,276 RSUs of Capital One common stock with a grant date fair value of $170,063 under 1999 Directors Plan. The RSUs were valued at $74.72, which was the common stock fair market value on the date of grant. The RSUs vest one year from the date of grant, however, delivery of the underlying shares is deferred until a director’s service with the Board ends. This column includes the current year’s expense for those grants as well as for any other grants that were outstanding and unvested at December 31, 2007.

(3)	Each director is given the opportunity to elect to forego his or her cash compensation each year in exchange for a grant of nonqualified stock options under the 1999 Directors Plan with an equivalent Black-Scholes value. In 2007, Messrs. Gross, Hay, Leroy, Shattuck, and Westreich elected to forego their cash compensation in favor of stock options and received options as set forth in the table below. These options have an exercise price of $74.72.

Stock-based compensation expense was recorded throughout 2007 in accordance with FAS 123 (R) for all stock option grants outstanding as of January 1, 2007. The FAS 123 (R) Black-Scholes value for each option award granted on April 26, 2007, was determined using the following assumptions:

Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Term

27%	4.65%	0.14%	7 Years

The compensation amounts reflected in the table above do not include a reduction for forfeiture.

The options vest one year from the grant date or upon a change in control of Capital One or if the director’s termination of service (other than removal for cause, as defined in their respective award agreements) occurs prior to the one-year anniversary of the grant date. The options expire ten years from the date of grant. Upon termination from Board service, (other than by removal for cause), a director will have five years or the remainder of the remaining full option term, whichever is shorter, to exercise the vested stock options.

The Company recognizes an expense for stock options evenly over the vesting period in accordance with FAS 123 (R). The amounts shown in this column correspond to amounts expensed by the Company in 2007 with respect to options granted to directors in 2007 and prior years.

Stock options awarded in 2007 to each director are as follows:

Director	Grant Date	Number of Stock Options Outstanding	Grant Date Fair Value

Patrick Gross	4/26/2007	4,098	$120,001

Lewis Hay III	4/26/2007	3,586	$105,008

Pierre Leroy	4/26/2007	4,098	$120,001

Mayo Shattuck III	4/26/2007	3,415	$100,001

Stanley Westreich	4/26/2007	3,074	$90,015

(4)	All other compensation includes a nominal gift, spousal travel and related tax gross-ups.

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Capital One’s executive compensation program is designed to attract, retain and motivate leaders who have the ability to foster strong business results and ensure the long-term success of the Company. Executives’ rewards are strongly linked to the delivery of long-term returns to our stockholders, the achievement of short- and long-term financial and strategic business objectives, individual performance and the demonstration of competencies that are aligned with our values.

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for developing, monitoring, managing and adjusting the compensation and benefit plans for all of our executive officers, including our Named Executive Officers (“NEO”s). Final decisions regarding NEO compensation are made by all of our independent directors.

This section outlines Capital One’s executive compensation philosophy, the structural features of our executive compensation program, and the specific decisions made in 2007 with respect to the compensation of our CEO and other NEOs. While each aspect of our program is discussed in detail, it is important to note that our CEO continues to participate in a performance-based compensation arrangement that is comprised almost exclusively of a long-term equity award in lieu of any cash compensation. We believe this approach to compensation is the most effective way to ensure that the interests of our CEO are completely aligned with the interests of our stockholders. It also serves as an important symbol of our pay-for-performance culture.

In 2007, Capital One’s NEOs focused on several key strategic initiatives. These included:

•	Integrating our Banking businesses to further our transformation into a diversified financial services institution;
•	Executing on a Company-wide cost management initiative;
•	Reorganizing the Company’s business lines to create greater scale and efficiency and to align the management structure with key business objectives;
•	Recruiting executive talent to ensure the highest quality leadership in key roles;
•	Guiding the Company during the disruption in the capital markets, particularly in the secondary mortgage market, and the challenging economic environment;
•	Augmenting our credit risk management practices in light of the evolving competitive and economic environment;
•	Generating strong revenue growth and focusing on achieving strong returns; and
•	Taking decisive action to ensure that the Company maintains a strong balance sheet while positioning the Company to return excess capital to stockholders.

To support these initiatives, compensation decisions in 2007 were specifically intended to balance long-term performance goals with a sharp focus on near-term objectives. Decisions were also intended to attract and retain executives with deep industry experience and to foster teamwork and cross-organizational decision making amongst our senior executives.

Objectives of our Executive Compensation Programs

Capital One’s executive compensation program has four primary objectives:

Strongly link rewards with both business and individual performance

Capital One emphasizes pay-for-performance at all organizational levels. As an executive’s level of responsibility increases, so too does the proportion of the executive’s pay that is subject to performance criteria. Therefore, our CEO and other NEOs have the highest relative portion of their pay directly linked to performance. For our CEO, this was approximately 100% of 2007 compensation, and for our other NEOs, this was approximately 85% of 2007 compensation. Awards are tied to the achievement of Company and individual performance objectives, as well as to the demonstration of specific leadership competencies that are assessed through a comprehensive performance management process.

Ensure that total compensation emphasizes a balance of both short- and long-term performance

Our compensation programs are structured to encourage our executives to deliver strong short-term results while making decisions that create sustained value for our stockholders over the long-term. For NEOs other than the CEO, approximately 30% of total compensation is linked to annual performance goals, while approximately 55% is provided through long-term incentives with multi-year vesting terms. Long-term incentives are delivered through equity-based awards, typically a combination of stock options and restricted stock, which ensure that the ultimate value realized by executives is directly linked to the performance of our stock over time. The remaining 15% of NEO’s compensation is provided through base salary.

Attract and retain top executive talent

To attract, retain and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be highly competitive with respect to our marketplace for talent. Therefore, we establish target compensation opportunities that are generally at or above the median for comparable roles in the marketplace.

Align our executive’s interests with those of our stockholders

Our compensation program gives NEOs a significant stake in the success of our Company by awarding a majority of their compensation through equity-based awards that vest over the long-term. In addition, we have established specific stock holding requirements that our NEOs must meet on an annual basis.

Criteria and Process for Compensation Decisions

The Committee considers a number of factors in making compensation decisions with respect to our NEOs. The Committee relies on a range of objective data including Company performance data, peer group performance data, historical pay information, data on specific market practices and trends, and other relevant points of information to inform their business judgment. In applying its judgment, the Committee works to effectively balance the objectives of our compensation programs.

Use of Outside Consultants for CEO Compensation

To support their deliberations on CEO compensation, the Committee uses an outside consultant from Frederic W. Cook & Co. This consultant assists the Committee in a number of ways, including proposing and evaluating a comparator group, gathering relevant compensation data from the comparator organizations, discussing relevant market trends and context, and developing final recommendations. See Section II for additional information about Frederic W. Cook & Co.

Use of Outside Consultants for Other NEO Compensation

The Chief Human Resources Officer and other members of the Company’s Human Resources Department assist the CEO in developing compensation recommendations for the other NEOs. In support of this process, the Human Resources department uses external consultants as sources of market compensation data. On an ad-hoc basis, these consultants also provide information on market practices or trends, research reports, or subject matter expertise on specific concepts or technical issues related to executive compensation. After considering all of the information provided by the Human Resources department and the Chief Human Resources Officer, the CEO makes his recommendations to the Committee. While neither the CEO nor the Human Resources department has a contractual arrangement with any compensation consultant to determine or recommend compensation programs for our NEOs, the Committee’s outside consultant from Frederic W. Cook & Co. is present for Committee meetings during which NEO compensation is discussed and provides an independent perspective regarding NEO compensation practices.

Market Data and Tally Sheets

In making compensation decisions, the Committee reviews pertinent data from a group of comparator companies within the financial services industry. These organizations are intended to represent the marketplace of companies with whom Capital One competes for business and for executive talent.

As noted above, the Committee’s outside consultant plays a lead role in evaluating and adjusting the comparator group on an annual basis. Frederic W. Cook & Co. presents a comprehensive report to the Committee that highlights size, scope and performance information from the comparator companies across a variety of 1, 3, and 5-year metrics. These metrics include:

•	Revenue;
•	Assets;
•	Market capitalization;
•	Net income;
•	Diluted earnings per share growth;
•	Return on average assets;
•	Return on average equity;
•	Asset growth; and
•	Total stockholder return.

After reviewing this information, the Committee recommends a final comparator group to the independent directors for approval. The comparator group is adjusted each year, as necessary, to ensure the size, scope, performance, and business focus of the comparator companies reflect Capital One’s competitive environment. The comparator group consists of the following 18 companies:

American Express	Freddie Mac	SLM Corporation
Bank of America Corporation	J.P. Morgan Chase	SunTrust Bank
BB&T Corporation	KeyCorp	U.S. Bancorp
Citigroup	National City Corporation	Wachovia Corporation
Countrywide Financial Corporation	PNC Financial Services	Washington Mutual
Fifth Third Bancorp	Regions Financial	Wells Fargo & Company

In addition to considering comparator group market data and individual and Company performance information, the Committee also considers information contained on total compensation tally sheets for each NEO. The tally sheets summarize multiple components of current and historical compensation, as well as the potential value of post-termination arrangements. The tally sheets are just one point of information used by the Committee in the process of determining NEO compensation. They help to ensure that the Committee understands the historical context that is relevant to current compensation decisions, such as an NEO’s accumulated equity value. The tally sheets also help to ensure that the Committee understands the potential downstream consequences of their decisions, such as the potential value to be received by an NEO upon separation due to a change in control, due to normal retirement, or other termination scenarios.

Chief Executive Officer Compensation

Goals and Principles

The Committee’s top priority is to align the interests of our CEO with the interests of our stockholders. To do this, the Committee believes that the CEO should have a high relative proportion of pay at risk. With this in mind, each year the Committee makes recommendations regarding the form, timing and amount of CEO compensation. In making these recommendations, the Committee takes into account both the CEO’s historical performance and how to most effectively align our CEO’s interests with the interests of our stockholders over the near and long-term. Final decisions regarding CEO compensation are made by all independent directors.

Taking into consideration the uniquely challenging external market for financial services companies, the Committee continues to believe that compensating the CEO in stock options best aligns his financial rewards to the value he delivers to stockholders since he only recognizes value from the stock options if the Company’s stock price increases.

Timing

Because the CEO compensation package does not include traditional pay elements such as base salary, annual cash bonus or retirement plan contributions, the Committee awards Mr. Fairbank’s compensation in the December immediately preceding the year to which it applies. For example, his compensation for 2007 was awarded in December 2006.

The CEO has no amount of pay-certain compensation and the ultimate compensation value he realizes is dependent solely on our stock price performance over time. For this reason, the Committee continues to believe that awarding CEO compensation at the beginning of the year is appropriate and effectively motivates superior performance.

Compensation Decisions in 2007

In determining the amount and nature of Mr. Fairbank’s 2008 compensation package, which was awarded in December 2007, the Committee considered Mr. Fairbank’s individual performance throughout 2007, which was central to numerous strategic accomplishments including:

•	Executing on a corporate strategy to integrate our national lending and local banking businesses to take advantage of the stability, funding and balance sheet benefits;
•	Reorganizing the Company’s business lines to create greater scale and efficiency and to align the management structure with key business objectives;
•	Recruiting external talent to ensure the highest quality leadership in key roles;
•	Achieving significant operating and capital efficiencies through a Company-wide cost management initiative;
•	Taking prudent action to exit certain business lines and focus on our most resilient businesses;
•	Making strategic decisions to augment our credit risk management practices in light of the evolving competitive and economic environment;
•

Navigating the Company in the recent economic downturn by making decisions that create strong revenue growth, improve our capital and liquidity position, strengthen our balance sheet and position the Company to return excess capital to shareholders in the form of increased dividends.

The Committee also considered the following factors as context for their decisions on CEO pay:

•	The total compensation levels of all CEOs in our comparator group, including the median and the 75th percentile as reference points, which were approximately $17 million and $22 million, respectively;
•	The structure of CEO compensation across the comparator organizations, which typically consists of a mix of base salary, annual cash bonus and long-term incentives;
•	The performance-based nature of Mr. Fairbank’s historical awards, which ensure that he does not realize value without delivering commensurate returns to our stockholders;
•	The desire to maintain a strong linkage between pay and performance, particularly in light of the challenging environment;
•	Mr. Fairbank’s historical compensation value realized, existing stock holdings and remaining unexercised options;
•	The impact of Mr. Fairbank’s compensation on our share usage and overhang levels; and
•	Mr. Fairbank’s philosophy that his pay should be at risk based on the Company’s performance.

After analyzing all of the above factors, the independent directors awarded Mr. Fairbank a 2008 pay package with a grant date value of $17 million. This pay package is comprised of stock options that vest in full three years following the grant date. The stock options are awarded in lieu of any salary, annual cash incentive, other cash or equity-based long-term incentives, and retirement plan contributions. The award value translated into a grant of 1,661,780 nonqualified stock options, using the same stock option valuation methodology used by the Company for purposes of recording financial expenses under FAS 123 (R).

Change Versus Prior Year

The $17 million value of Mr. Fairbank’s 2008 compensation package is approximately equal to the median CEO pay of our comparator organizations. By comparison, the value of Mr. Fairbank’s 2007 compensation package was $18 million, which was positioned between the median and 75th percentile of CEO pay for our comparator organizations at that time. The reduction in the value of his compensation from 2007 to 2008 reflects a number of factors, including changes in CEO pay levels among the companies in our comparator group, the Committee’s expectations for CEO compensation trends in 2008 given the challenging economic environment, and the fact that, in the context of a difficult year for financial services companies, Capital One’s returns to shareholders in 2007 were lower than in prior years. Given the performance based nature of Mr. Fairbank’s compensation arrangement, the Committee continues to believe that compensating Mr. Fairbank at this level is appropriate since the ultimate value that he realizes is dependent solely on our stock price performance over time.

Additional Pay Elements

As part of the CEO compensation package, the Directors also approved certain other programs intended to support Mr. Fairbank’s productivity and well-being. For both the 2007 and 2008 compensation packages, these included the following.

•	Executive term life insurance with a benefit level of $5,000,000; and
•	The ability to participate in a comprehensive voluntary annual health screening.

In addition to these programs, Capital One provides a designated associate to drive Mr. Fairbank and ensure his personal security, and the business use of a corporate time-share plane. The Committee believes that these are business-related expenses and consistent with what is provided to similarly situated CEOs.

For purposes of Mr. Fairbank’s equity ownership requirements, as well as his change in control severance calculations, the Directors approved a notional salary of $1,000,000. This amount is based on the median CEO base salary level among the peer group.

Named Executive Officers’ Compensation

Elements of Compensation

Capital One’s compensation for its NEOs, other than the CEO, includes a number of elements that work together to achieve the objectives outlined earlier in this discussion. For 2007, these elements included:

•	Base salary;
•	Annual cash bonuses;
•	Long-term incentive awards;
¡	Restricted stock
¡	Stock options
¡	Performance shares
•	Company contributions to retirement savings plans; and
•	Other perquisites and benefits.

Goals and Principles

As with our CEO, the Committee seeks to compensate our other NEOs in a manner that encourages the creation of long-term stockholder value while delivering consistent, positive near-term results.

As noted earlier in this report, the Committee annually reviews and approves the compensation structure for all of our executive officers, including those who are ultimately reported as NEOs. In making these decisions, the Committee takes into account each NEO’s historical performance as well as the key contributions needed from that NEO in the future.

To support the objectives of our program, NEOs receive a mix of compensation elements including base salary, annual cash bonus, long-term incentives, and selected other benefit and perquisite programs. These compensation elements are supported by a rigorous performance management process, and work together to ensure NEOs are focused on the right balance of short- and long-term goals, and on achieving those goals in a manner that is consistent with our values.

Timing

NEOs receive a base salary throughout the year and an annual cash bonus and long-term incentive awards immediately following the end of the performance year. Compensation for 2007 consisted of a base salary, plus annual cash bonus and long-term incentive awards made in March 2008 in recognition of each NEO’s performance during 2007. By making annual cash bonus and long-term incentive awards after the end of the performance year, the CEO and the Committee are able to evaluate business and individual performance and incorporate this information in the determination of the NEOs’ final compensation amounts for that year.

Compensation Decisions in 2007

The Committee finalized 2007 total compensation targets for NEOs, other than the CEO, in February 2007. Base salary changes were effective in March 2007. Annual cash bonus and long-term incentive awards for 2007 performance were made in March 2008.

In determining the 2007 total compensation targets for NEOs, the Committee considered the following specific factors:

•	Each NEO’s performance in 2006 as well as in prior years;
•	Capital One’s performance, as noted in the CEO Compensation section of this report;
•	Unique characteristics and qualifications of each NEO (for example, scope of responsibility, experience and tenure, potential for future leadership development);
•	Internal pay equity and the need to foster teamwork and collaboration;
•	Role-specific market compensation data from the comparator group, using the median and 75th percentiles as reference points;
•	Information on the structure of compensation packages for executives in the comparator group;
•	Market trends for executive compensation (for example, rate of pay increase, use of different long-term incentive vehicles);
•	Information contained in total compensation tally sheets, as discussed earlier in this discussion; and
•	Equity usage levels and the financial impact on Capital One of potential compensation arrangements.

After analyzing all of the above factors, the Committee approved 2007 NEO total compensation packages with target values between $3.8 million and $6.0 million. Target total compensation is defined as base salary, annual cash bonus at target performance, and the grant date value of long-term incentives at target performance.

Base Salary

NEOs’ base salaries were established based on the salary levels for similar positions within the comparator group, individual performance and other considerations. For 2007, the Committee shifted the mix of NEO compensation towards base salary and annual bonus in order to strengthen our emphasis on near-term results and to better align with the compensation mix provided to similarly situated executives in the comparator group. The specific base salary increase for each NEO was based on a number of unique factors including performance, scope of responsibility, role-specific market compensation data, and internal equity considerations.

Annual Cash Bonus

The annual cash bonus program is intended to create a strong link between our NEOs’ compensation and near-term individual and Company performance. In general, annual cash bonus targets for our NEOs are set at two times (2X) their annual base salary. For 2007, these targets ranged from $1,140,000 to $1,800,000.

Half of the annual bonus award is based on Company performance versus specific goals determined at the beginning of the year. The remaining half of the bonus award is based on individual performance as indicated by a performance rating determined by the CEO. The bonus opportunity for one NEO was increased in 2007 by $500,000 as a result of his increased responsibilities in executing the Company-wide cost management initiative.

On the Company performance component, NEOs have the opportunity to earn between 0% and 200% of the target award amount. On the individual performance component, NEOs have the opportunity to earn between 0%

and 150% of the target award amount. The framework of our annual bonus plan results in a formulaic payout based on Company performance and the NEO’s performance rating. With the support of the Committee, the CEO may also use his discretion to adjust an NEO’s total compensation up or down by 20%.

Company Performance Component

For 2007, Company performance was measured based on the Company’s fully diluted EPS as compared to the Company’s annual operating plan (“AOP”). Target performance for 2007 was $7.55, as shown in the table below.

Earnings Per Share vs. Annual Operating Plan (AOP)
	AOP + 5%	AOP + 2.50%	AOP	AOP - 2.50%	AOP - 5%

EPS Performance	$7.93	$7.74	$7.55	$7.36	$7.17
Bonus Payout (Percent of Target)	200%	150%	100%	50%	0%

Capital One achieved EPS of $3.97 for 2007. As a result, in accordance with our pay-for-performance approach, all NEOs earned 0% payout on the Company performance component of the annual cash bonus for 2007.

Individual Performance Component

Like all associates at Capital One, individual performance for NEOs is assessed using a 5-point rating scale. Individual performance is evaluated based on the NEO’s achievement of business results, as well as on the demonstration of competencies. Results are measured relative to specific goals established in conjunction with the CEO and may include financial objectives, strategic business goals or other organizational metrics. Competencies are assessed across the following seven categories: Living Our Values, Results Focus, Teamwork, Integrative Thinking, Communication, Development and Job Specific Skills.

The CEO evaluates each NEO using several points of information: objective performance data, direct observation of performance and competencies throughout the year, the NEO’s self-assessment, and 360-degree feedback provided by individuals working closely with the NEO. Incorporating all of this information, the CEO assigns a final performance rating based on his business judgment in consultation with the members of the Committee.

For 2007, the CEO applied his discretion to determine final award amounts for each NEO with respect to the individual performance component of the annual bonus. This discretion was based on the CEO’s assessment of each NEO’s performance relative to unique challenges faced during 2007, their role in supporting the Company’s performance, changes to their scope of responsibility and other factors. As a result of his review, the CEO made a bonus award to one NEO that was above the target amount and made a bonus award to one NEO that was below the target amount. The remaining two NEOs received the formulaic amount called for by the target performance rating.

Annual Long-Term Incentive Awards

At Capital One, long-term incentive awards are linked to performance in two ways:

•	The size of the award is based on each NEO’s individual performance rating for the year just completed; and
•	The ultimate value of the award is dependent on Capital One’s stock price performance.

The structure of long-term incentive awards is designed to be competitive with our peer group, but also to emphasize elements that are of particular importance to Capital One given our unique goals and business environment. For 2007, the value of each NEO’s award was delivered through both stock options (55%) and restricted stock (45%). Stock option awards vest in equal installments over the first, second and third anniversary of the date of grant. The restricted stock component of the award vests as follows: 25% on the first anniversary of the date of grant, 25% on the second and 50% on the third.

The Committee chose this mix of vehicles because it aligned with market practices, and because it emphasized the longer-term performance nature of stock options over the nearer-term focus of restricted stock. This mix also struck a balance between the goal of providing significant opportunity and the need to foster retention of NEOs during the current capital markets disruption and challenging economic environment. Finally, this mix of vehicles also ensures that the impact of our equity grants on share dilution and overhang are reasonable and consistent with market norms.

Annual LTI targets for our NEOs ranged from $2,090,000 to $3,300,000. NEOs had the opportunity to earn between 0% and 125% of the target award amount based on their individual performance during 2007. The framework of our annual LTI plan results in a formulaic award based on an NEO’s performance rating. With the support of the Committee, the CEO may also use his discretion to adjust an NEO’s total compensation up or down by 20%.

For 2007, the CEO applied his discretion to determine final LTI award amounts for each NEO. As noted earlier, this discretion was based on the CEO’s assessment of each NEO’s performance relative to unique challenges faced during 2007, their role in supporting the Company’s performance, changes to their scope of responsibility, and other factors. As a result of his review, the CEO made an LTI award to one NEO that was above the target amount and made an LTI award to one NEO that was below the target amount. The remaining two NEOs received the formulaic LTI award called for by the target performance rating.

Change Versus Prior Year

The 2007 total compensation targets for our NEOs ranged from $3.8 million to $6.0 million. These amounts represent an increase of 3% to 13% from 2006. In aggregate, the total compensation targets are positioned between the median and 75th percentile for comparable roles within our comparator group, consistent with our executive compensation philosophy and past practices.

From 2006 to 2007, differences in the amount of increase between NEOs were based on a number of factors including changes in scope of responsibility, market total compensation data, and internal equity considerations.

Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2007, these included the following:

•	The ability to participate in a comprehensive voluntary annual health screening;
•	Executive term life insurance with a benefit level equal to 2.5 times target cash compensation;
•	An automobile lease; and
•	Home security.

The Committee has determined that the nature and value of the programs are comparable to those offered to similarly situated executives. Additional details on these programs can be found in Section IV.

Special Long-Term Incentive

In 2007, NEOs, other than the CEO, received a special one-time equity award. The award was intended to ensure stability in the senior management team and to sharpen the NEOs’ focus on achieving near-term business objectives. It is comprised of performance shares with a target value of 50% of each NEO’s 2007 target total compensation.

The Committee determined final award amounts based on a number of factors, including a review of competitive practices as well as information contained in each NEO’s total compensation tally sheets. Performance shares were selected as the vehicle given the highly performance-based nature of the award.

NEOs will earn the target number of performance shares if Capital One’s total shareholder return over a three-year period from 2008 to 2010 is equal to the median total shareholder return of our comparator group over the same period. NEOs have the opportunity to earn between 0% and 200% of the target number of performance shares depending on Company performance over the performance period, as indicated in the table below. The target performance share value for NEOs ranged from $1,900,000 to $3,000,000 and the target number of performance shares ranged from 35,160 to 55,510.

Due to Mr. Lawson’s retirement, which will be effective on April 30, 2008, he did not receive the award.

Capital One Three-Year Total Shareholder Return (2008-2010)
Three-Year TSR Relative to Comparator Group (Percentile Achievement)	100	75	50	25	0
Final Award (Percent of Target Shares)	200%	150%	100%	50%	0%

Other Aspects of Executive Compensation

Stock Ownership Policies

Consistent with their responsibilities to our stockholders, all of Capital One’s NEOs must maintain a significant financial stake in the Company. To this end, NEOs must own shares of Capital One stock with a fair market value of at least the following annual salary multiple:

Role	Salary Multiple

CEO	5X

Other NEOs and Executive Officers	3X

Ownership requirements are evaluated annually on January 1 and may be fulfilled using the following shares:

•	Shares owned without restriction;
•	Unvested restricted stock;
•	Shares acquired through the Associate Stock Purchase Plan (“ASPP”); and
•	Shares owned through Capital One’s 401(k) Plan.

New executive officers are given two years from the date of appointment, promotion to executive officer, or commencement of employment as an executive officer to comply with this requirement. The Committee annually reviews the guidelines and monitors executive officers’ progress toward meeting them. In the event that guidelines are not met, the Committee has the right to take action, including reducing the executive officer’s compensation. As of January 1, 2008, all executive officers were in compliance with this requirement.

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate the highest standards of corporate governance. When granting equity to our NEOs, the date of grant is the actual date on which the Committee approves the awards. For newly hired NEOs, the date of grant is the later of the date of Committee approval or the executive’s start date. The Committee does not seek to time equity grants to take advantage of material non-public information and in no event is the grant date set prior to the date of Committee approval.

The exercise price for stock option awards is their Fair Market Value (“FMV”), which under the terms of our Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”) is the average of the high and low market price of the Company’s stock on the date of grant. A full definition of FMV is available in the 2004 Plan, as approved by our stockholders.

Post-Employment Compensation Practices

When an executive is separated from Capital One, the Committee exercises its business judgment in approving an appropriate severance arrangement in light of all relevant circumstances, including the executive’s term of employment, past accomplishments, reasons for separation from the Company, potential risks, and the executive’s willingness to restrict his or her future action(s), such as through an agreement not to compete or solicit our customers or employees.

Capital One typically has not entered into employment agreements with our NEOs. This practice gives the Company maximum flexibility in establishing compensation arrangements with NEOs, as well as establishing separation terms at the appropriate time, with full discretion as to severance arrangements for each individual situation.

Notwithstanding this general practice, in light of the prevalence of employment agreements among financial institutions, and given the need to retain key senior leaders based on varying business circumstances, the Committee periodically reassesses this approach. In the past, the Committee has approved employment agreements on an exception basis with NEOs who joined us as a result of acquisitions. In connection with the acquisition of North Fork Bancorporation in 2006, the Company entered into an agreement with Mr. John Kanas, former Chairman and Chief Executive Officer of North Fork. For additional details regarding the Company’s arrangement with Mr. Kanas, please see the heading “Other Compensation Arrangements” below.

Change in Control Agreements

Each of the NEOs, other than Mr. Kanas, is a party to a change in control severance arrangement with the Company. The Committee determined that such arrangements were appropriate based on their prevalence within the banking and financial services industry and given the dynamic nature of merger and acquisitions activity among these institutions.

The change in control arrangements define compensation and benefits payable to NEOs in certain merger and acquisition scenarios, giving them some degree of certainty regarding their individual outcomes in these circumstances. The Committee believes these arrangements allow NEOs to remain neutral and consider a full range of decisions that are focused on maximizing stockholder value. The change in control arrangements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change in control by providing key executives with an incentive to remain in their leadership roles up to and beyond the transaction date.

Both eligibility for participation and the structure of payments under these arrangements are designed to be aligned with market norms in the banking and financial services industry. This ensures that our stockholders are not faced with disproportionate potential severance costs that may impair merger opportunities. It also supports our ability to attract and retain talented executives by providing them with a market-competitive level of benefit.

Projections of potential payouts to executives from these arrangements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. While the potential change in control payouts do not necessarily impact annual decisions on NEO pay, reviewing this information ensures the Committee fully understands the downstream implications of their decisions and the resulting impact to the Company and its stockholders.

In 2007, the Compensation Committee approved revisions to our change in control agreements. The changes were made for three reasons:

•	To comply with IRS Section 409A regulations;
•	To align with current market practices in our industry; and
•	To align our change in control program across our acquired businesses.

The material terms of the new agreements are as follows:

Events that Trigger the Severance Benefits

Our agreements contain a “double trigger” feature. This means that in order for severance payments to be made, two things must happen:

•	There must be a change in control, as defined in the change in control severance arrangement; and
•	The executive’s employment must be terminated without cause or the executive must voluntarily separate for good reason within two years of the merger consummation date.

During the two-year post merger employment period, the agreements also ensure that each participant will receive compensation, benefits and general employment terms that are at least equal to what they received prior to the merger. We believe these program features are consistent with our stated intent of encouraging the executive’s continued employment up to and following a change in control.

Level of Severance Benefit

The severance payment for all NEOs, including the CEO, under the agreements is equal to 2.5 times the sum of their base salary, annual cash bonus, and certain other amounts; see page 47 for additional information. We believe this level of benefit is consistent with market norms for similarly situated executives and best ensures continued engagement by our NEOs in the event of a change in control.

Excise Tax and Gross Up Payments

Our change in control agreements for NEOs provide for excise tax and “gross up” payments in certain circumstances. These payments are only intended to place the executive in the same after-tax position that they would have been in if they had received their severance payments for reasons other than a change in control.

They are not intended to pay an executive’s normal income tax amounts, nor are they intended to improve an executive’s overall tax position relative to other employees.

If severance payments made to an NEO following a change in control termination exceed a certain threshold, those amounts are not tax deductible by the Company. In addition, the NEO may be subject to a 20% excise tax on a significant portion of the payments. This excise tax is in addition to the executive’s normal payroll and income taxes. In this scenario, Capital One will make payments to reimburse the NEO for this excise tax, as well as additional amounts to cover the tax imposed on the reimbursement itself (commonly called a “gross up”). In total, these payments ensure that the executive is financially in the same position as they would have been in if the excise tax had not been imposed.

Our change in control agreements contain a feature intended to minimize the additional cost to the Company of these excise tax and gross up payments, if the resulting impact to the NEO is minimal. If the value of the payments exceed the safe harbor amount by 10% or less, the agreements call for the payments to be reduced by an amount that would result in the payment value being exactly equal to the safe harbor, thereby eliminating the need for excise tax or gross up payments.

Pension and Nonqualified Deferred Compensation Plans

Capital One does not currently have any active pension plans for NEOs. We do offer a voluntary, non-qualified deferred compensation plan that restores participating executives to the level of savings they would have achieved if they had not been impacted by IRS limits governing our qualified 401(k) plan. It also allows our executives to defer additional pre-tax compensation in order to save for retirement.

Capital One annually reviews programs and practices at our comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs. Based on our assessment in 2007, Capital One’s Voluntary Non-Qualified Deferred Compensation Plan (the “Plan”) continued to provide a competitive level of benefit to our NEOs. Messrs. Perlin, Finneran, Lawson and Schnall participated in the Plan in 2007. Details of the Plan can be found in Section VI.

Other Compensation Arrangements

In connection with the acquisition of North Fork Bancorporation in 2006, the Company entered into an employment agreement with Mr. Kanas designed to ensure the effective integration of our banking organizations.

Mr. Kanas separated from Capital One on August 6, 2007, but will remain an advisor to the Company through 2009 to ensure there is a successful transition of the Banking business to the new leadership team, with minimal disruption to our customers. In conjunction with the transition of the banking leadership team, the vesting of Mr. Kanas’ outstanding restricted stock awards was accelerated, consistent with the terms of the awards. The awards were made to Mr. Kanas in connection with the North Fork acquisition.

Under the terms of an advisory services agreement, Mr. Kanas will provide consultation and advisory services, including the continuation of activities related to client, customer and community relations, employee retention, business development, credit approval and other activities as requested by the Company. A payment of $200,000 will be made to Mr. Kanas in 2008 for these advisory services, and Mr. Kanas will receive the following benefits over the course of the advisory period:

•	Use of office facilities;
•	Support from an Administrative Assistant;
•	Business transportation; and
•	Gross-up payments on the taxable portion of any of these benefits.

Tax Accounting and Regulatory Considerations

Section 162(m) of the Internal Revenue Code precludes Capital One from taking a federal income tax deduction for compensation paid in excess of $1 million to a Named Executive Officer. This limitation does not apply to “performance-based” compensation. The Committee carefully considers the tax and regulatory impact of our Compensation programs on the Company, as well as its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax-deductible manner, but it is the Committee’s intent to maximize tax deductibility to the extent possible, provided our programs remain consistent with our overall executive compensation philosophy.

Annual cash bonus awards, Restricted Stock, and RSUs granted to NEOs are delivered under the approved and amended 2004 Stock Incentive Plan (the “Plan”), which provides for the establishment of a specific performance threshold. For 2007 and 2008, a minimum EPS threshold was established for these awards, qualifying them for deductibility under Section 162(m).

Based on the Company’s compensation philosophy and in furtherance of Capital One’s business objectives and strategies, the Committee believes that the executive compensation program, as well as the total amount of compensation delivered to the NEOs, is appropriate and in the best interests of the Company.

SECTION VI – NAMED EXECUTIVE OFFICERS COMPENSATION

General

The Summary Compensation Table below provides information concerning compensation for the fiscal year ended on December 31, 2007 in reference to our CEO, our CFO, our three other most highly compensated executive officers, plus one executive who served as an executive officer through most of 2007 and would have been one of the three highest paid executives had he been an executive officer on December 31, 2007.

In addition to base salary earned in 2007 (shown below), each NEO, other than the CEO, received an annual incentive award based on performance for the fiscal year ended on December 31, 2007. Annual incentive amounts received were based on both individual and Company performance. Amounts received based on individual performance are listed under the “Bonus” column and amounts based on Company performance are listed under the “Non-Equity Incentive Plan Compensation” column. For 2007, Non-Equity Incentive Plan Compensation for each NEO equaled zero because the Company failed to achieve the minimum earnings per share result required for payment. These annual incentive awards for 2007 were paid to NEOs in March 2008.

Amounts shown in the “Stock Awards” and “Option Awards” columns represent the total FAS 123 (R) expense recognized by the Company in 2007 for all outstanding equity awards for each NEO. Long-term incentives were also awarded to NEOs, other than the CEO, in March 2007 based on performance for the fiscal year ended on December 31, 2006. The fair value and other details of each NEO’s award are provided in the Grants of Plan Based Awards Table. For grants awarded prior to 2006, the Company recognizes the grant date fair value as compensation expense evenly over the vesting period, usually 3 to 5 years. Under the requirements of FAS 123 (R), the full fair value of grants awarded to retirement eligible associates is recognized as compensation expense on the grant date and may be recognized in the year prior to grant, if the grants are to be made pursuant to a preapproved plan structure.

Stock options granted to the CEO in December 2007 become exercisable in full three years after the date of grant. Stock options granted to NEOs, other than the CEO, generally become exercisable in three equal annual installments beginning one year after the date of grant, contingent on continued employment. Restricted stock generally vests in three annual installments of 25%, 25%, and 50%, beginning one year after the date of grant, contingent on continued employment as well as achievement of pre-established Company performance goals.

Amounts paid to NEOs in 2007 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation.” The details of these program amounts are provided in the footnotes.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (7)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (7)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (8)	All Other Compensation (9)	Total
Richard D. Fairbank -	2007	$0	$0	-$6,400,156	$26,727,706	$0	$15,294	$69,585	$20,412,429 (1)
Chairman, CEO and President	2006	$0	$0	$6,389,113	$30,892,792	$0	$5,310	$151,484	$37,438,699

Gary L. Perlin -	2007	$850,000	$1,225,000	$1,738,684	$2,493,712	$0	—	$195,024	$6,502,420 (2)
Chief Financial Officer	2006	$583,333	$520,800	$1,151,769	$2,316,510	$869,476	—	$135,538	$5,577,426

John G. Finneran, Jr. -	2007	$666,667	$690,000	$1,543,816	$2,679,920	$0	$1,661	$191,616	$5,773,680 (3)
General Counsel and Corporate Secretary	2006	$540,000	$479,600	$2,895,109	$4,583,656	$800,692	$1,356	$158,379	$9,458,792

David R. Lawson -	2007	$670,833	$528,750	$1,525,552	$2,526,661	$0	—	$173,421	$5,425,217 (4)
President, Capital One Auto Finance	2006	$495,833	$440,000	$2,634,613	$3,983,148	$734,580	—	$133,749	$8,421,923

Peter A. Schnall - Chief Risk Officer	2007	$545,833	$1,070,000	$1,030,938	$1,499,826	$0	—	$143,153	$4,289,750 (5)

John A. Kanas - President, Banking	2007	$0	$0	$23,333,383	$0	$0	$83,942	$108,769	$23,526,094 (6)

(1)	Under the Company’s executive compensation programs, the total compensation delivered to Mr. Fairbank in 2007, including the value of the equity award granted to him in December 2007 for his 2008 compensation, was $17,084,879. The table below gives greater detail on the FAS 123 (R) expense taken in 2007 for equity awards granted to Mr. Fairbank between 2003 and 2007, as well as Mr. Fairbank’s total compensation for 2007. For further information please see the description of the CEO’s compensation in Section V.

	Award Type	2003	2004	2005	2006	2007	All Other Compensation in 2007	Total Compensation in 2007
	Stock Options		$5,548,288	$4,179,418	$0	$17,000,000
Richard D. Fairbank	Performance - based Shares	-$6,400,156
	Total	-$6,400,156	$5,548,288	$4,179,418	$0	$17,000,000	$84,879	$17,084,879

Notes:

•	Due to Mr. Fairbank’s eligibility for retirement from Capital One, the full of value of his 2007 grant is included.
•

The Company recognized an expense reversal due to performance-based shares vesting at 102% of target while expense was previously recognized based on vesting at 150% of target, which was the maximum award that could have been issued.

•

The “All Other Compensation in 2007” column in the table above includes the value of the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” shown in the Summary Compensation Table.

(2)	The table below gives greater detail on the FAS 123 (R) expense taken in 2007 for equity awards granted to Mr. Perlin between 2005 and 2007.

	Award Type	2005	2006	2007	Total
	Stock Options	$1,016,504	$743,465	$733,743	$2,493,712
Gary L. Perlin	Restricted Stock	$501,974	$521,993	$714,717	$1,738,684
	Total	$1,518,478	$1,265,458	$1,448,460	$4,232,396

(3)	The table below gives greater detail on the FAS 123 (R) expense taken in 2007 for equity awards granted to Mr. Finneran between 2005 and 2008.

	Award Type	2005	2006	2007		2008	Total
	Stock Options	$760,338	$0		$236,934	$1,682,648	$2,679,920
John G. Finneran, Jr.	Restricted Stock	$214,289	$0	-$	47,185	$1,376,712	$1,543,816
	Total	$974,627	$0		$189,749	$3,059,360	$4,223,736

Notes:

•     Due to his retirement eligible status, an estimate of the full value of his 2007 grant was included in the FAS 123 (R) expense taken in 2006. In 2007, the Company expensed the difference between the estimated value and the actual value of his 2007 grant and an estimate for his February 2008 grant.

(4)    The table below gives greater detail on the FAS 123 (R) expense taken in 2007 for equity awards granted to Mr. Lawson between 2005 and 2008.

	Award Type	2005	2006	2007		2008	Total
	Stock Options	$640,153	$0		$291,816	$1,594,692	$2,526,661
David R. Lawson	Restricted Stock	$200,894	$0		$19,910	$1,304,748	$1,525,552
	Total	$841,047	$0		$311,726	$2,899,440	$4,052,213

Notes:

•

Due to his retirement eligible status, an estimate of the full value of his 2007 grant was included in the FAS 123 (R) expense taken in 2006. In 2007, the Company expensed the difference between the estimated value and the actual value of his 2007 grant and an estimate for his February 2008 grant.

(5)	The table below gives greater detail on the FAS 123 (R) expense taken in 2007 for equity awards granted to Mr. Schnall between 2005 and 2007.

	Award Type	2005	2006	2007	Total
	Stock Options	$602,373	$454,930	$442,523	$1,499,826
Peter A. Schnall	Restricted Stock	$297,514	$302,253	$431,171	$1,030,938
	Total	$899,887	$757,183	$873,694	$2,530,764

(6)	The table below gives greater detail on the FAS 123 (R) expense taken in 2007 for equity awards granted to Mr. Kanas between 2006 and 2007.

	Award Type	2005	2006	2007	Total
John A. Kanas	Restricted Stock	$0	$23,333,383	$0	$23,333,383
	Total	$0	$23,333,383	$0	$23,333,383

Notes:

•	Due to acceleration of the vesting of the grant in conjunction with the transition of the banking leadership team, the remaining expense for Mr. Kanas’s December 1, 2006 grant was taken in 2007.

(7)	The column “Bonus” represents annual incentive amounts awarded based on 2007 individual performance. The column “Non-Equity Incentive Plan Compensation” represents amounts awarded based on 2007 Company performance. The sum of these two columns constitutes the NEO’s total annual incentive award for each performance year.

(8)	Based on updated SEC guidance on the preferred disclosure method for cash balance plans, the change in pension value for 2007 is based on the present value of the accrued benefit under the same actuarial assumptions and a September 30 measurement date used for financial accounting purposes. The amounts for 2006 are based upon the actual account balances at year end.

For Messrs. Fairbank and Finneran, the interest crediting rate for the Cash Balance Pension Plan changes annually based on the average yield of five-year Treasury Securities for the preceding 12 months. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the NY Prime Rate. For Mr. Kanas, amounts accrued each year are equal to 5% of his annual compensation plus interest on previously accrued amounts at a fixed rate based on one-year Treasury Bill rates, credited quarterly.

(9)	All other compensation consists of the following on a per executive basis:

Named Executive Officer	Year	Auto Allowance (a)	Administrative Assistant	Health Screening	Financial Planning Services (b)	Security	Country Club Membership	Dividends on Unvested Restricted Stock	Defined Contribution Company Contribution (c)	Insurance (d)
Richard D. Fairbank	2007	$2,507	—	$1,320	—	$46,018 (e)	—	$0	$0	$19,740
	2006	$19,030	—	$2,332	$65,000	$45,382	—	$0	$0	$19,740

Gary L. Perlin	2007	$9,959	—	$2,400	$12,000	$0	—	$4,332	$146,757	$19,576
	2006	$10,255	—	$0	$12,000	$0	—	$1,015	$94,800	$17,468

John G. Finneran, Jr.	2007	$21,423	—	$2,266	$12,000	$3,946 (f)	—	$2,351	$130,918	$18,712
	2006	$20,088	—	$0	$12,000	$11,233 (f)	—	$559	$97,800	$16,699

David R. Lawson	2007	$6,319	—	$1,607	$12,000	$0	$6,799 (g)	$2,276	$123,245	$21,175
	2006	$6,780	—	$0	$12,000	$0	$8,222 (g)	$507	$90,939	$15,301

Peter A. Schnall	2007	$18,181	—	$0	$12,000	$1,723 (f)	—	$2,564	$104,068	$4,617

John A. Kanas	2007	$0	$13,707 (h)	$0	$0	$0	—	$16,526	$44,356	$34,180

(a)	The value attributable to personal use of a Company-provided automobile. This program was eliminated for Mr. Fairbank in 2007. The amount disclosed is due to timing of reporting for tax purposes.

(b)	This program was discontinued as of January 1, 2007 for Mr. Fairbank. This program has been discontinued as of October 1, 2007 for the remaining NEOs.

(c)	Company contributions under qualified and nonqualified deferred compensation programs and other supplemental executive retirement benefits.

(d)	Represents life insurance costs for Messrs. Fairbank, Perlin, Finneran, Lawson and Schnall. Represents life insurance, long-term care and disability costs for Mr. Kanas.

(e)	Includes cost attributable to personal use of driver ($44,764) and aggregate cost to the Company for home security services ($1,254).

(f)	Includes aggregate cost to the Company for home security services.

(g)	The Company continues to pay club membership dues for Mr. Lawson under an agreement established at the time Capital One acquired its automotive finance business. This agreement will terminate upon Mr. Lawson’s retirement in April 2008.

(h)	Includes the cost attributable to the amount of time spent on personal items for Mr. Kanas.

2007 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards table provides details on estimated non-equity incentive plan award future payouts and stock option and restricted stock grants.

Capital One provides an annual incentive opportunity to its NEOs, other than Mr. Fairbank. This award is provided in two components: Company performance (classified as “Non Equity Incentive”) and individual performance (classified as “Bonus”). Annual incentive awards made in 2008 for 2007 performance were based 50% on Company performance and 50% on individual performance.

The columns reporting “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” provide the range of payouts available under the Company performance portion of the annual incentive award as described in the “Annual Cash Bonus” section of the Compensation Discussion and Analysis. There was no payment in 2008 for the 2007 Company performance portion of the annual incentive award, resulting in $0 in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards” relate to each NEO, other than Mr. Fairbank, Mr. Lawson, who will retire in 2008, and Mr. Kanas. Messrs. Perlin, Finneran and Schnall received a special, one-time equity award comprised of performance shares. Additional details regarding the performance share award can be found in the “Special Long-Term Incentive” section of the Compensation Discussion and Analysis.

The columns reporting “All Other Stock Awards” and “All Other Option Awards” relate to Capital One’s annual long-term incentive awards to the NEOs, other than the CEO. These awards are comprised of both stock option and restricted stock awards. Details regarding these programs, including vesting, mix of awards and criteria for determining amounts of awards, can be found in the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis. Awards reported were made in March 2007 for the 2006 performance year.

2007 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name and Principal Position	Grant Date (1)	Board Approval Date	Target	Maximum	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (4) ($/Sh)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards (5)
Richard Fairbank - Chairman, CEO and President	12/10/2007	12/10/2007	—	—	—	—	—	1,661,780	$50.99	$52.07	$17,000,000

Gary L. Perlin - Chief Financial Officer	3/2/2007	3/2/2007	—	—	—	—	20,670 (6)	—	—	$76.78	$1,587,249
	3/2/2007	3/2/2007	—	—	—	—	—	122,450 (6)	$76.79	$76.78	$2,645,336
	12/10/2007	12/10/2007	—	—	55,510	111,020	—	—	—	$52.07	$3,000,260
	3/15/2008		$900,000	$1,800,000	—	—	—	—	—	—	—

John Finneran Jr. - General Counsel and Corporate Secretary	3/2/2007	3/2/2007	—	—	—	—	14,940 (6)	—	—	$76.78	$1,147,243
	3/2/2007	3/2/2007	—	—	—	—	—	88,510 (6)	$76.79	$76.78	$1,912,117
	12/10/2007	12/10/2007	—	—	42,560	85,120	—	—	—	$52.07	$2,300,325
	3/15/2008		$690,000	$1,380,000	—	—	—	—	—	—	—

David R. Lawson - President Capital One Auto Finance	3/2/2007	3/2/2007	—	—	—	—	14,160 (6)	—	—	$76.78	$1,087,346
	3/2/2007	3/2/2007	—	—	—	—	—	83,880 (6)	$76.79	$76.78	$1,812,093
	3/15/2008		$705,000	$1,410,000	—	—	—	—	—	—	—

Peter A. Schnall - Chief Risk Officer	3/2/2007	3/2/2007	—	—	—	—	12,470 (6)	—	—	$76.78	$957,571
	3/2/2007	3/2/2007	—	—	—	—	—	73,850 (6)	$76.79	$76.78	$1,595,411
	12/10/2007	12/10/2007	—	—	35,160	70,320	—	—	—	$52.07	$1,900,363
	3/15/2008		$570,000	$1,140,000	—	—	—	—	—	—	—

John A. Kanas - President, Banking	—	—	—	—	—	—	—	—	—	—	—

(1)	Date on which shares and options are credited to each executive or the date on which non-equity incentive plan awards are paid to each NEO.

(2)	Represents payout at target and maximum Company performance and at formulaic bonus amounts for 2007.

(3)	Represents target and maximum performance shares granted in 2007.

(4)	Equal to the fair market value of a share of Capital One’s common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.

(5)	The FAS 123 (R) Black-Scholes value for each option awarded on March 2, 2007 and December 10, 2007 was based on the following assumptions:

	Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Term
March 2, 2007 (For NEOs other than the CEO)	27.00%	4.42%	0.13%	4 Years

December 10, 2007 (For the CEO)	26.00%	3.60%	3.14%	5 Years

The dividend yield for the options granted on December 10, 2007 reflects the Company’s best estimate at that time of its 2008 dividend rate, which was set in January 2008.

(6)	For Messrs. Perlin, Finneran, Lawson and Schnall, includes the number of shares of restricted stock and shares underlying options equal to an aggregate value of $168,000 in a supplemental equity grant. Because Capital One does not offer any supplemental executive retirement plans (“SERPs”), the grant was intended to provide value equivalent to annual benefits provided under SERPs at companies in the financial services industry. This program has been discontinued as of January 2008 and no future awards will be made.

2007 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard D. Fairbank - Chairman, CEO and President	934,359 (3)	$54,839,965 (3)	241,680 (4)	$18,257,716 (4)

Gary L. Perlin - Chief Financial Officer	0	$0	9,199	$701,772

John G. Finneran Jr. - General Counsel and Corporate Secretary	1,776	$42,029	3,962	$302,270

David R. Lawson - President, Capital One Auto Finance	0	$0	3,888	$296,711

Peter A. Schnall - Chief Risk Officer	7,158	$85,144	5,392	$411,314

John A. Kanas - President, Banking	0	$0	309,858	$21,017,668

(1)	The value realized is the net pre-tax value of the shares (market price less the exercise price) received.

(2)	The value realized is the number of shares vested multiplied by the fair market value of common stock on the vesting date, which is determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.

(3)	These options were set to expire on December 17, 2007. Mr. Fairbank exercised options from May 1, 2007 to August 31, 2007 under a prearranged trading plan.

(4)	Values reported for Stock Awards are related to the vesting of Mr. Fairbank’s performance shares on March 31, 2007, delivery of which are deferred until the end of Mr. Fairbank’s employment with the Company. Therefore, Mr. Fairbank neither acquired any shares nor realized any value from such shares in 2007. The market value of such shares at December 31, 2007 was $11,421,797.

2007 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1)					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (3)
Richard D. Fairbank - Chairman, CEO and President	1,200,000 (4)	0	$33.77	6/10/2008
	0	1,130,661 (5)	$56.46	4/28/2009
	3,449,820 (6)	0	$48.54	10/17/2011
	360,000 (7)	0	$56.28	12/14/2013
	0	566,000 (8)	$82.39	12/19/2014
	0	573,000 (8)	$87.28	12/19/2015
	0	594,851 (8)	$76.45	12/10/2016
	0	1,661,780 (9)	$50.99	12/9/2017

Gary L. Perlin - Chief Financial Officer					43,484 (10)	$2,055,054	55,510 (11)	$2,623,403
	100,000 (7)	0	$48.73	7/28/2013
	24,500 (7)	0	$56.28	12/14/2013
	51,479 (7)	25,741 (7)	$78.71	3/14/2015
	27,808 (7)	55,702 (7)	$88.81	3/2/2016
	0	122,450 (7)	$76.79	3/1/2017

John G. Finneran Jr. - General Counsel and Corporate Secretary					24,783 (10)	$1,171,245	42,560 (11)	$2,011,386
	1,465 (12)	0	$68.16	12/16/2008
	0	132,708 (5)	$56.46	4/28/2009
	2,934 (12)	0	$68.16	12/12/2011
	1,213 (12)	0	$82.39	12/12/2011
	43,224 (7)	0	$56.28	12/14/2013
	1,250 (12)	0	$79.94	12/14/2013
	38,506 (7)	19,254 (7)	$78.71	3/14/2015
	1,180 (12)	0	$84.70	12/5/2012
	21,195 (7)	42,455 (7)	$88.81	3/2/2016
	0	88,510 (7)	$76.79	3/1/2017

David R. Lawson - President Capital One Auto Finance					23,908 (10)	$1,129,892
	2,809 (12)	0	$71.17	7/30/2008
	1,533 (12)	0	$65.18	7/30/2008
	0	27,831 (5)	$56.46	4/28/2009
	8,834 (7)	0	$34.13	12/5/2012
	22,934 (7)	0	$56.28	12/14/2013
	32,419 (7)	16,211 (7)	$78.71	3/14/2015
	18,937 (7)	37,933 (7)	$88.81	3/2/2016
	0	83,880 (7)	$76.79	3/1/2017

Peter A. Schnall - Chief Risk Officer					25,811 (10)	$1,219,828	35,160 (11)	$1,661,662
	1,638 (12)	0	$60.98	12/16/2008
	300 (13)	132,708 (13)	$56.46	4/28/2009
	16,737 (12)	0	$60.14	5/29/2010
	38,046 (6)	0	$48.54	10/17/2011
	75,824 (14)	0	$49.07	12/12/2011
	1,463 (12)	0	$68.33	12/12/2011
	1,268 (12)	0	$78.82	12/12/2011
	1,158 (12)	0	$86.27	12/5/2012
	32,724 (7)	0	$56.28	12/14/2013
	1,298 (12)	0	$76.96	12/14/2013
	30,506 (7)	15,254 (7)	$78.71	3/14/2015
	16,097 (7)	32,243 (7)	$88.81	3/2/2016
	0	73,850 (7)	$76.79	3/1/2017

John A. Kanas - President, Banking	13,845 (15)	0	$74.73	12/1/2010
	187,238 (15)	0	$78.93	12/1/2010
	13,845 (15)	0	$73.84	12/1/2010

(1)	Option grants generally have time-based vesting schedules and are available upon vest or earlier upon the optionee’s death, disability, or retirement or upon a change in control of Capital One. They are transferable only to or for the benefit of immediate family members, with the exception of the grant expiring on April 28, 2009. The grant expiring on April 28, 2009 is forfeited upon termination or retirement, but fully vests upon death or a change in control. The only difference for option grants awarded on or after December 1, 2005 is the retirement provision, which stipulates the options continue to follow the original vesting schedule after retirement.

(2)	Equal to the fair market value of common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.

(3)	Market value based on the closing price of a share of Capital One’s common stock on the last trading day of the year as reported by the New York Stock Exchange Composite Transaction Tape.

(4)	This option grant was subject to and received stockholder approval on April 29, 1999, and the performance-based vesting criteria of the option was satisfied on September 11, 2000, the date on which the fair market value of the common stock reached and remained at or above $58.33 for at least ten trading days in a 30 calendar-day period.

(5)	Vests in full on the ninth anniversary of the grant date.

(6)	A portion vested two and one half years following the grant date due to achievement of performance criteria that accelerated vesting. The remaining portion vested 33% annually beginning one year following the grant date.

(7)	Vested 33% annually beginning on the first anniversary of the grant date.

(8)	Vests in full on the fifth anniversary of the grant date.

(9)	Vests in full on the third anniversary of the grant date.

(10)	Represents the unvested portions of restricted stock awards granted in 2005, 2006 and 2007. These awards vest in three annual increments of 25%, 25% and 50% beginning on the first anniversary of the grant date.

(11)	Represents the target number of performance shares awarded on December 10, 2007, as described in the “Special Long-Term Incentive” section of the Compensation Discussion and Analysis.

(12)	Reload grant that vested in full six months following the grant date.

(13)	A portion vested in full on the grant date. The remaining portion will vest in full on the ninth anniversary of the grant date.

(14)	A portion vested in full one year following the grant date. The remaining portion vested 33% annually beginning one year following the grant date.

(15)	Vested in full on December 1, 2006 due to Capital One’s acquisition of North Fork Bancorporation.

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers its Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) to eligible associates. In 2007, participating executives could elect to contribute up to 50% of their base salary and up to 100% of their performance-based annual bonus on a tax-deferred basis. Effective January 1, 2008, contributions were expanded to incorporate up to 100% of commissions and incentives. Messrs. Perlin, Finneran, Lawson and Schnall participated in the program in 2007.

In addition to participant deferrals, Capital One makes matching contributions under the VNQDCP, on the same basis as contributions to Capital One’s Associate Savings Plan. Company contribution credits are vested immediately when posted to the VNQDCP. Effective January 1, 2008, the VNQDCP was amended to incorporate discretionary contributions (Discretionary Credits). The award, amount and any related vesting schedule is determined at the sole discretion of the Company.

The Company computes deemed investment gain or loss under the different investment funds available based on the actual investment performance of assets that it has deposited in a grantor trust. Participants in the VNQDCP have the option to direct their individual deferrals among ten different investment offerings made available by the plan. Individual investment returns experienced in 2007 were as follows: Mr. Perlin 5.15% or $58,579, Mr. Finneran 2.53% or $17,028, Mr. Lawson 4.03% or $11,662; and Mr. Schnall 5.89% or $6,650. Distributions under the VNQDCP may be made to participants according to their respective elected schedule for distribution, or upon termination of employment, change in control, or certain other events.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005; no additional participants are permitted to enter the plan and no compensation is taken into account after this date. Messrs. Fairbank, Perlin, Finneran, Lawson and Schnall participated in the ESP and, as such, returns on these investments are reported for 2007. Participants in the ESP have the option to direct their individual deferrals between two investment offerings. Individual investment returns experienced in 2007 were as follows: Mr. Fairbank 6.56% or $16,049, Mr. Perlin 4.94% or $3,281, Mr. Finneran 6.56% or $67,121, Mr. Lawson 6.56% or $44,733; and Mr. Schnall 6.56% or $39,743.

Effective January 1, 2008, the ESP was merged into the VNQDCP.

Other Deferrals

Restricted stock units were granted to Mr. Fairbank in December 2003, subject to Capital One’s earnings per share performance relative to its comparator group over a three-year period from January 1, 2004 through December 31, 2006 (the “Performance Period”). On March 2, 2007, the independent directors of the Board certified, following the end of the Performance Period, the achievement of the performance target. Because the Company ranked in the 76th percentile for the Performance Period relative to the comparator group, Mr. Fairbank acquired the right to receive 241,680 shares of Capital One’s Common Stock on March 31, 2007. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Similar to other deferred compensation, Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2007.

2007 Nonqualified Deferred Compensation Table

Name and Principal Position	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE (4)

Richard D. Fairbank - Chairman, CEO and President	$18,257,716 (5)	$0	$16,049	$11,682,437

Gary L. Perlin - Chief Financial Officer	$418,750	$128,757	$61,860	$1,528,311

John G. Finneran Jr. - General Counsel and Corporate Secretary	$346,506	$110,818	$84,149	$1,904,799

David R. Lawson - President, Capital One Auto Finance	$110,212	$103,145	$56,395	$1,102,049

Peter A. Schnall - Chief Risk Officer	$5,398	$83,968	$46,393	$798,849

John A. Kanas - President, Banking	—	—	—	—

(1)	Mr. Fairbank did not defer any compensation in 2007 under the VNQDCP. For Mr. Fairbank, this value represents the value of performance shares that vested on March 31, 2007. Delivery of the underlying shares is deferred until the end of Mr. Fairbank’s employment with the Company. The number of performance shares are also shown in the Options Exercised and Stock Vested Table on page 40 and described above under “Other Deferrals.” For Messrs. Perlin, Finneran, Lawson and Schnall, executive contributions were made under the VNQDCP. Of amounts represented in the Summary Compensation Table Messrs. Perlin, Finneran, Lawson and Schnall deferred the following base salary amounts: $418,750; $26,433; $39,738; and $5,398, respectively. Mr. Kanas did not participate in the Plan. All other amounts represented in this column were reported in prior compensation years. The ESP was frozen as of December 31, 2005.

(2)	Registrant contributions are also included in the column “Defined Contribution Company Contribution” in footnote 9 to the Summary Compensation Table.

(3)	Includes earnings on total assets in the VNQDC and the ESP.

(4)	All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in prior years for those executives that were NEOs in such prior years and in the amounts required to be reported pursuant to the then applicable rules.

(5)	This dollar amount represents the fair market value of the shares on the vesting date. The market value of the shares at December 31, 2007 was $11,421,797. Because of the decrease in the market value of the shares between the vesting date and fiscal year end, the amount shown in the column “Aggregate Balance at Last FYE” is less than the amount shown in this column.

Pension Benefits

Capital One Programs

Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain Executive Officers. Both of these programs were frozen in December 1995; however, interest credits continue to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP crediting rate changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months (4.8% for 2007). The Excess CBPP interest crediting rate changes monthly based on the NY Prime Rate (8.4% annual average for 2007).

Messrs. Fairbank and Finneran participated in these programs. The estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2007 are $2,770 and $10,207 for Mr. Fairbank and $1,927 and $1,569 for Mr. Finneran. These projected benefits assume interest credits under the CBPP to be 4.50% credited quarterly and under the Excess CBPP to be 8.25% credited monthly. Accounts in either plan are distributed after separation from service. Distribution options from the CBPP plan are lump sum, rollover to another qualified plan or personal IRA, or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

Other Programs

North Fork Bank, acquired by Capital One in 2006, maintained a defined benefit Cash Balance Retirement Pension Plan. As of December 31, 2007, the Cash Balance Retirement Pension Plan was frozen and merged with the CBPP; however, vesting and interest credits continue to accrue on participant balances.

The Cash Balance Retirement Pension Plan covered all former North Fork Bank associates who attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant became 100 percent vested under the plan after five years of service. Participants accrued an amount each year equal to 5% of their annual compensation (as defined under the plan) plus interest on previously-accrued amounts at a fixed rate based on one-year Treasury Bill rates, credited quarterly. Benefits payable on and after retirement are based on the accrued total amount in the participant’s account at retirement, with payment amounts based on the participant’s projected assumed life expectancy. Mr. Kanas received a lump sum payout of his pension benefit in September 2007 in the amount of $1,094,872.

2007 Pension Benefits Table

Name and Principal Position	Plan Name (1)	Number of Years Credited Service (2)	Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Richard D. Fairbank - Chairman, CEO and President	Cash Balance Pension Plan	—	$20,610	$0
	Excess Cash Balance Plan	—	$75,274	$0

Gary L. Perlin - Chief Financial Officer	—	—	—	—

John G. Finneran Jr. - General Counsel and Corporate Secretary	Cash Balance Pension Plan	—	$14,816	$0
	Excess Cash Balance Plan	—	$11,972	$0

David R. Lawson - President, Capital One Auto Finance	—	—	—	—

Peter A. Schnall - Chief Risk Officer	—	—	—	—

John A. Kanas - President, Banking	Cash Balance Retirement Pension Plan	34.92	$0	$1,094,872

(1)	In November 1995, Capital One amended the CBPP and the Excess CBPP to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)	For Messrs. Fairbank and Finneran, the CBPP and the Excess CBPP are account based defined benefit plans and years of service are not tracked. For Mr. Kanas, this amount represents the years of credited service under the Cash Balance Retirement Pension Plan.

(3)	Valuation is based on the present value of the accrued benefit determined at the financial accounting measurement date of September 30, 2007. Accumulated benefit values reflect actual amounts held in each account projected to the earliest unreduced retirement age of 65 and then discounted to September 30, 2007 using assumptions consistent with those used for the purposes of financial accounting. For the Cash Balance Pension Plan, the interest crediting rate changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months. The effective annual interest rate for 2007 was 4.8%. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the NY Prime Rate. The effective annual interest rate for 2007 was 8.4%.

Potential Payments Upon Termination or Change in Control

Overview

The disclosure in the table below illustrates payouts that our NEOs could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of the NEOs cannot be predicted and may differ from the assumptions used in the information outlined below. The Company does not generally enter into employment agreements with its executives, but has established a baseline framework for separation payments (which is reflected in the table below) in order to protect the Company’s interests in the event of an acquisition as well as provide competitive benefits to senior executives.

The Compensation Committee reviews each executive officer’s separation on a case by case basis and exercises its business judgment to customize the terms of such separations in consideration of the relevant circumstances, including:

•	The reasons for the separation;
•	Market competitive practices for comparable separation scenarios;
•

Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally, and preserving its ability to recruit highly talented executives;

•	The executive’s tenure and contributions to the Company’s success;
•	The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s employees or customers; and
•	The resulting impact of the separation terms on the Company and its stockholders.

Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain executive officers to enter into confidentiality and non-competition restrictions that are contained either in an individually negotiated employment agreement or in a standardized Intellectual Property Protection Agreement (“IPPA”). The agreements also contain non-solicitation restrictions.

Under these agreements, executive officers may be restricted as to where they may seek employment following separation from Capital One, typically for a period of up to two years. In recognition of this, the agreements call for payments to be made to the executive when restrictions are enforced under certain circumstances. In the case of an executive officer’s voluntary termination from Capital One, the payment is typically one year of base salary and six months of subsidized health insurance premiums under COBRA if the executive officer elects such coverage, both paid only in the second year of enforcement. In the case of an executive officer’s involuntary termination, the payment is typically two years of base salary over the two-year restriction period and up to 18 months of subsidized health insurance premiums under COBRA if the executive officer elects such coverage.

Payments related to non-competition covenants are separate from any severance payments that may be made upon an executive officer’s departure. However, severance payments are typically offset by any non-competition payments to ensure that total payment amounts are consistent with program intent.

Payments under Certain Termination Scenarios

Upon separation from the Company, all associates, regardless of the reason for termination, receive certain payments, such as accrued but unused vacation pay, and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, all associates have the ability following separation to exercise vested but unexercised options for 90 days or, in limited circumstances, longer than 90 days.

Voluntary Termination

NEOs who voluntarily terminate employment with Capital One may receive payments related to non-compete covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled.

Involuntary Termination Without Cause

NEOs whose employment with Capital One is terminated involuntarily, without cause may receive payments related to non-competition covenants (described above, if applicable), continued coverage through broad-based and executive life insurance programs, outplacement services, and any contractual payments to which the NEO may otherwise be entitled.

Termination for Cause

NEOs whose employment with Capital One is terminated for cause receive no additional benefits.

Payments upon Retirement

As with all associates who are eligible for retirement, NEOs who are eligible and retire from Capital One may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (described above), participation in retiree medical coverage (including dependants as applicable), coverage through the executive life insurance program (at a reduced benefit), and any contractual payments to which the NEO may otherwise be entitled.

As with all associates who are eligible for retirement, all unvested stock options and restricted stock awards granted on or before March 15, 2005, vest immediately upon retirement and the associate has one year from the date of separation to exercise unexercised options. Unvested stock options and restricted stock granted after March 18, 2005, continue to vest according to their original terms and all stock options must be exercised by the earlier of five years from the separation date or the expiration of the option term.

Change in Control

NEOs who are covered under a change in control employment agreement are eligible for certain payments in the event their employment is terminated within two years following a change in control involuntarily for cause, involuntarily without cause or voluntary for good reason. Amounts payable in each of these scenarios are outlined below.

In the agreements, a change in control occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of the stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before business combination or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One.

Involuntary With Cause

An NEO terminated for cause following a change in control receives no additional benefits.

Voluntary Termination With Good Reason or Involuntary Termination Without Cause

NEOs whose employment is terminated involuntarily, but without Cause, or who leave voluntarily with Good Reason following a change in control may receive the following amounts following their separation date:

•	A pro-rated target annual incentive award, through the date of termination;
•	A lump-sum payment of 2.5 times their current annual salary and highest recent annual incentive;
•

An amount such that after the payment of all income and excise taxes, the NEO will be in the same after-tax position as if no excise tax had been imposed, provided that the gross-up results in an after-tax benefit of at least 110% of the applicable safe harbor amount (in the event the payments do not meet that threshold, payments are cut back so that no excise tax is imposed – see Section V “Change in Control Agreements” for details);

•

An amount equal to the employer contributions under the Company’s qualified and nonqualified retirement, healthcare and life insurance programs plans for 2.5 years as well as access to such healthcare and life insurance plans for the NEO (and dependants as applicable);

•	Service credit of 2.5 years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan;

•	Outplacement services;
•	Accrued but unused vacation pay; and
•	Any contractual payments to which the NEO may otherwise be entitled.

In addition, as for all associates holding equity awards, all outstanding awards under Capital One’s stock incentive plans vest immediately upon a change in control.

Richard D. Fairbank

As described previously, Mr. Fairbank receives no regular base salary. In light of this, Mr. Fairbank’s payment in the event of a termination following a change in control would be based on a notional salary of $1 million. The Committee reviews and establishes this amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by the Committee’s independent consultant.

Gary L. Perlin

Mr. Perlin is generally eligible for the same payments upon termination as other NEOs at Capital One. He is a party to the Company’s IPPA agreement, with confidentiality and non-competition restrictions, as well as to a change in control employment agreement.

John G. Finneran, Jr.

Mr. Finneran is generally eligible for the same payments upon termination as other NEOs at Capital One and is covered under a change in control employment agreement.

David R. Lawson

Mr. Lawson is generally eligible for the same payments upon termination as other NEOs at Capital One. At the time Capital One acquired its automotive finance business, Mr. Lawson executed an employment agreement with confidentiality, non-solicitation of customers and non competition restrictions. In 2004, the employment agreement was terminated except for the provisions relating to confidentiality, non-solicitation of customers and non-competition. Mr. Lawson is also covered under a change in control employment agreement. Mr. Lawson will retire from Capital One in April 2008.

Peter A. Schnall

Mr. Schnall is generally eligible for the same payments upon termination as other NEOs at Capital One. He is a party to the Company’s IPPA agreement, with confidentiality, non-competition and non-solicitations restrictions, as well as to a change in control employment agreement.

John A. Kanas

Mr. Kanas separated from Capital One on August 6, 2007, but will remain an advisor to the Company through 2009. Mr. Kanas executed an advisory services agreement with confidentiality, non-solicitation of customers and employees and non-competition restrictions, but receives no payment for the non-competition restrictions.

2007 Potential Payments and Benefits Upon Termination or Change in Control Tables by NEO

Name and Principal Position	Situation	Cash Severance (1)	Retirement Plan Contributions (2)	Acceleration and Continuation of Equity Awards (3)	Continuation of Medical / Welfare Benefits (4)	Excise Tax Gross Up (5)	Total
Richard D. Fairbank - Chairman, CEO and President	Voluntary Termination	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination	N/A	N/A	N/A	N/A	N/A	N/A
	Retirement (6)	$0	$0	$0	$282,000	$0	$282,000
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$2,557,745	$0	$0	$174,305	$0	$2,732,050

Gary L. Perlin - Chief Financial Officer	Voluntary Termination	$900,000	$0	$0	$0	$0	$900,000
	Involuntary Termination	$3,420,000	$0	$0	$49,095	$0	$3,469,095
	Retirement (6)	N/A	N/A	N/A	N/A	N/A	N/A
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$6,905,911	$375,365	$2,055,054	$120,731	$3,580,468	$13,037,529

John G. Finneran Jr. - General Counsel and Corporate Secretary	Voluntary Termination	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination	N/A	N/A	N/A	N/A	N/A	N/A
	Retirement (6)	$0	$0	$193,199	$202,000	$0	$395,199
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$5,294,531	$334,854	$1,171,245	$177,282	$0	$6,977,912

David R. Lawson - President, Capital One Auto Finance	Voluntary Termination	N/A	N/A	N/A	N/A	N/A	N/A
	Involuntary Termination	N/A	N/A	N/A	N/A	N/A	N/A
	Retirement (6)	$705,000	$0	$181,100	$222,000	$0	$1,108,100
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$5,409,630	$315,229	$1,129,892	$190,343	$0	$7,045,094

Peter A. Schnall - Chief Risk Officer	Voluntary Termination	$570,000	$0	$0	$0	$0	$570,000
	Involuntary Termination	$2,166,000	$0	$0	$34,504	$0	$2,200,504
	Retirement (6)	N/A	N/A	N/A	N/A	N/A	N/A
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$4,373,743	$266,179	$1,219,828	$110,064	$0	$5,969,814

(*)	Involuntary without Cause or Voluntary for Good Reason

The table above is intended to reflect projected payments to NEOs across a range of potential separation scenarios, assuming the separation occurred on December 31, 2007.

The amounts shown in the table above do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The NEOs also are eligible to receive certain qualified and non-qualified deferred compensation amounts and certain pension benefits upon termination. These amounts are outlined in the tables on pages 44 and 46, respectively, and are not included in the table above.

Other amounts not included in the table above are the following:

•	Accrued salary, bonus and vacation pay as of the date of termination
•	Welfare benefits generally available to all retirees, including retiree medical programs

(1)	Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants. In cases where an NEO is eligible for both types of payments, non-competition amounts typically offset severance amounts in whole or in part.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)	Represents the value of equity where vesting is accelerated by the triggering event. For stock options, this represents the in-the-money value. For stock awards, this represents the fair market value of the shares.

(4)	Represents the present value of payments made on an NEO’s behalf for continuation of medical and welfare benefits during the severance period. Includes programs such as medical, dental, insurance, outplacement services, and related benefits. Only includes programs that are specific to NEOs; does not include the value of programs generally available to all associates upon separation from the Company.

(5)	Represents the value of projected excise tax and related gross-up payments made on an NEO’s behalf, provided that the gross-up results in an after-tax benefit of at least 110% of the applicable safe harbor amount. See Section V for additional information regarding these provisions.

(6)	Most currently unvested equity awards held by our retirement eligible NEOs will continue to vest according to their original terms following retirement. Amounts reflected in the table are associated with grants made on or before March 15, 2005 which accelerate immediately upon retirement.

SECTION VII – EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	13,481,636 (3)	$66.14 (3)	7,862,529 (5)

Equity compensation plans not approved by security holders(2)	12,446,391 (4)	$51.56 (4)	462,653 (6)

Total (7)	25,928,027	$59.02	8,325,182

(1)	The following plans have been approved by Capital One stockholders: the 2004 Stock Incentive Plan, the 1994 Stock Incentive Plan, and the 1995 Directors Plan.

(2)	The following plans have not been approved by Capital One stockholders: the 1999 Stock Incentive Plan; the 1999 Directors Plan; the 2002 Non-Executive Officer Stock Incentive Plan (the “2002 Stock Incentive Plan”); and the 2002 Associate Stock Purchase Plan, all of which are described below. Two of these plans, the 1999 Stock Incentive Plan and the 2002 Stock Incentive Plan, were terminated in April 2004. In addition, pursuant to the terms of the 1994 Stock Incentive Plan, as initially approved by Capital One’s stockholders on October 28, 1994 and most recently re-approved by Capital One’s stockholders on April 29, 1999, Capital One’s Board of Directors had the right, without further stockholder action, to amend the plan to increase the number of shares of common stock that may be issued under the plan, provided that such increase is not required to be approved by stockholders under the Code. Following stockholder approval of this Plan in 1999, the Board increased by 25,500,000, in the aggregate, the number of shares of common stock that may be issued with respect to awards granted pursuant to the plan. In conjunction with the acquisition of Hibernia in November 2005, Capital One assumed three existing Hibernia stock incentive plans. In conjunction with the acquisition of North Fork Bank in December 2006, Capital One assumed fifteen existing North Fork Bank stock incentive plans. Options outstanding under these plans were converted to Capital One options outstanding and are included in this section. There are no shares available for future issuance under the Hibernia or North Fork Bank Plans.

(3)	Excludes issued and outstanding shares of restricted stock and includes restricted stock units (which have an exercise price of $0.00).

(4)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan; issued and outstanding shares of restricted stock and stock appreciation rights to be settled in cash under the 2002 Stock Incentive Plan; and issued and outstanding shares of restricted stock and stock appreciation rights to be settled in cash under the Board-approved portion of the 1994 Stock Incentive Plan. Outstanding restricted stock units under the 1999 Directors Plan are included, but have an exercise price of $0.00.

(5)	Represents shares available for future issuance under the 2004 Stock Incentive Plan as either stock options, stock appreciation rights, restricted stock, restricted stock units, or incentive stock awards. The 1995 Directors Plan was terminated on April 29, 1999 and the 1994 Stock Incentive Plan was terminated upon stockholder approval of the 2004 Stock Incentive Plan, thus there are no shares available for future issuance under these plans.

(6)	Represents 98,121 shares available for future issuance under the 1999 Directors Plan as either stock options, restricted stock or restricted stock units; and 364,532 shares available for future issuance under the 2002 Associate Stock Purchase Plan as discounted shares purchased voluntarily by Capital One associates through regular payroll deductions. The 1999 Stock Incentive Plan and the 2002 Stock Incentive Plan were terminated upon shareholder approval of the 2004 Stock Incentive Plan; thus, there are no shares available for future issuance under these plans.

(7)	As of February 25, 2008, our equity compensation plan (excluding the 2002 Associate Stock Purchase Plan) reflects the following updated information: 28,080,866 outstanding options, with a weighted average price of $57.88 and a term of 5.61 years (none of the outstanding options include dividend equivalents); 3,598,220 shares of unvested restricted stock; 3,791,356 shares available under our 2004 Stock Incentive Plan; 98,121 shares available for issuance under the non-employee director plan.

Description of Non-Stockholder Approved Equity Compensation Plans

Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s stockholders and that had grants outstanding or shares available for issuance as of December 31, 2007.

1999 Stock Incentive Plan

The 1999 Stock Incentive Plan was terminated by the Board per recommendation and previous approval of the Compensation Committee upon the approval by the stockholders of the Corporation of the 2004 Stock Incentive Plan at the annual meeting in April of 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 1999 Stock Incentive Plan remained in full force and effect under the terms of such plan.

The 1999 Stock Incentive Plan was adopted by the Board on April 29, 1999. Under the plan, Capital One had reserved 600,000 shares of Capital One common stock for issuance in the form of non-qualified stock options. The number of shares that were available for issuance under the plan included shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares surrendered by a participant or retained by Capital One in payment of applicable exercise price or tax withholding liabilities.

Stock options could be granted under the 1999 Stock Incentive Plan to all employees and consultants of Capital One. All options granted under the plan to date were granted on April 29, 1999 and expire on April 29, 2009. These options vested immediately upon the optionee’s execution of an intellectual property protection agreement with Capital One. The plan is administered by the Compensation Committee which must consist of two or more non-employee directors of Capital One as determined by the Board.

Currently, no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Corporation and approved in the 2004 annual meeting, any reload options that the Corporation is obligated to grant upon the exercise of awards from the 1999 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan and shares of common stock of the Corporation used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

1999 Director Plan

The 1999 Director Plan was adopted by the Board on April 29, 1999, and was most recently amended on September 19, 2002. The plan authorizes a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and restricted stock units to members of the Board who are not otherwise employed at the time an award is granted, an employee of Capital One or any subsidiary of Capital One. The number of shares available for issuance under the plan includes shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock. Shares issued pursuant to the plan are treasury shares. The plan is administered by the Board.

The exercise price of stock options granted under the plan may not be less than the fair market value, as defined in the 1999 Director Plan, of Capital One common stock on the date of grant. The maximum term of each stock option is ten years and vesting schedules are determined at the time of grant. The Board may, in its discretion, grant options that by their terms become fully exercisable upon a change in control, as defined in the 1999 Director Plan.

The Board may award restricted stock to eligible directors. During the restricted period, a director may not dispose of any restricted shares and must forfeit any restricted shares granted to such director, if he or she ceases to be a member of the Board. The Board has the authority to establish the terms and conditions upon which these restrictions will elapse. The Board may also, at any time, accelerate the time at which any or all restrictions will elapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who receives an award of restricted stock shall have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

The Board may award restricted stock units to eligible directors under the plan. The Board has the authority to establish, in its discretion, the length of the vesting period; any restrictions with respect to an award of restricted stock units and the terms and conditions upon which restrictions, if any, shall elapse.

The Board has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan was terminated by the Board per recommendation and previous approval of the Compensation Committee upon the approval by the stockholders of the Corporation of the 2004 Stock Incentive Plan at the annual meeting in April of 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 2002 Stock Incentive Plan remained in full force and effect under the terms of such plan.

The 2002 Stock Incentive Plan was adopted by the Board on January 17, 2002 and amended on September 19, 2002. Under the 2002 Stock Incentive Plan, 8,500,000 shares of Capital One common stock had been reserved for issuance with respect to the grant of non-qualified stock options, stock appreciation rights, restricted stock or incentive stock. The number of shares that were available for issuance under the plan includes shares subject to options or stand-alone stock appreciation rights granted under the plan that expire or otherwise terminate unexercised, shares forfeited pursuant to restrictions on restricted stock or incentive stock and shares surrendered by a participant or retained by Capital One in payment of the exercise price of an option or applicable tax withholding liabilities. The plan is administered by a committee (the “Committee”) consisting solely of at least two non-employee directors of Capital One.

All employees of Capital One or its subsidiaries that the Committee determined to have contributed to the profit and growth of Capital One were eligible to receive awards under the plan, except for Capital One’s “executive officers” (generally, those subject to Section 16 of the Securities Exchange Act of 1934, as amended).

Currently no shares are available for issuance under this plan, other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Corporation and approved in the 2004 annual meeting, any reload options that the Corporation is obligated to grant upon the exercise of awards from the 2002 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan and shares of common stock of the Corporation used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

2002 Associate Stock Purchase Plan

The 2002 Associate Stock Purchase Plan (the “ASPP”) was adopted by the Board on September 19, 2002. Under the ASPP, Capital One has reserved 3,000,000 shares of Capital One common stock for the purpose of employee purchases. These shares may consist of newly issued shares, treasury shares or shares acquired on the open market. The ASPP is administered by the Compensation Committee, which must consist of at least two non-employee directors appointed by the Board.

All current and future employees of Capital One are eligible to participate in the ASPP. Each eligible employee may elect regular, monthly payroll deductions of up to 15% of such employee’s base compensation for that payroll period to be used to purchase shares of Capital One common stock at monthly intervals. Eligible employees may also elect to make a lump-sum cash contribution (provided that the total of the payroll deductions and such contributions for any calendar quarter do not exceed 15% of an employee’s base compensation for such period) to be used to purchase shares at the end of each calendar quarter. The purchase price for all shares purchased is equal to 85% of the fair market value of shares of Capital One common stock on the date of purchase. Purchased shares will be held in an investment account established on behalf of each participating employee. Participating employees are entitled to sell the shares held in their accounts at any time, subject to federal securities laws.

Capital One is currently requesting approval of the Amended and Restated 2002 Associate Stock Purchase Plan, see Section XII.

SECTION VIII – COMPENSATION COMMITTEE REPORT

All the members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) in Section V of this proxy statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement. Mr. Dietz, who is an independent member of the Board but not a member of the Compensation Committee, also participated in the review, discussion and recommendation with respect to the CD&A.

The Compensation Committee	Mayo A. Shattuck, III (Chair) E.R. Campbell Patrick W. Gross Ann Fritz Hackett Lewis Hay, III Pierre E. Leroy Stanley Westreich

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be soliciting material or filed with the Commission and is not incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

SECTION IX – AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee’s amended and restated charter was approved by the Committee on January 30, 2008 and by the full Board of Directors on January 31, 2008.

In accordance with its charter, the Audit and Risk Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing, financial reporting, internal controls and risk assessment and management processes. The Audit and Risk Committee’s primary responsibilities can be classified as assisting the Board in monitoring four broad categories:

•	the integrity of Capital One’s financial statements and internal controls;
•	Capital One’s compliance with legal and regulatory requirements;
•	the appointment, qualifications, independence, performance and compensation of Capital One’s independent auditor and the performance of its internal auditor; and
•	the processes by which management assesses and manages risk.

The Audit and Risk Committee has implemented procedures to ensure that it devotes the attention it deems appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit and Risk Committee met fourteen times during 2007.

In discharging its oversight responsibility, the Audit and Risk Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2007 with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent auditors. The Audit and Risk Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification for Statements on Auditing Standards); has been timely briefed by Ernst & Young as required by Section 204 of the Sarbanes-Oxley Act and Securities and Exchange Commission rules promulgated thereunder; and follows the mandates of the Securities and Exchange Commission’s rules regarding auditor independence. In addition, the Audit and Risk Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed Ernst & Young’s independence with Ernst & Young. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit and Risk Committee has approved the inclusion of the audited financial statements in Capital One’s annual report on Form 10-K for the fiscal year ending December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit and Risk Committee	W. Ronald Dietz (Chairman) Patrick W. Gross Ann Fritz Hackett Pierre E. Leroy

The foregoing Report of the Audit and Risk Committee shall not be deemed to be soliciting material or filed with the Commission and is not incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

Election of Directors (Item 1 on the Proxy Card)

The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. The elections of directors from 2005 through 2007 are represented in the table below. The table also indicates the tenure of each director.

Director	Tenure	Last Elected	Expiration of Term

Richard D. Fairbank	Since July 26, 1994	2006	2009

E.R. Campbell	Since November 16, 2005	2006	2009

W. Ronald Dietz	Since February 28, 1995	2007	2010

Patrick W. Gross	Since February 28, 1995	2005	2008

Ann Fritz Hackett	Since October 28, 2004	2005	2008

Lewis Hay, III	Since October 31, 2003	2007	2010

Pierre E. Leroy	Since September 1, 2005	N/A	2008

Mayo A. Shattuck, III	Since October 31, 2003	2007	2010

Stanley Westreich	Since July 26, 1994	2006	2009

The nominees for re-election this year are:

Patrick W. Gross

Ann Fritz Hackett

Pierre E. Leroy

Each nominee has consented to serve a three-year term. Information about the proposed nominees for election as directors, and about each other current director whose term will continue after the Annual Meeting, is set forth under “Information About Our Directors and Executive Officers” in this proxy.

In the event a nominee does not continue to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Election of directors shall be by a majority of the votes cast in elections of directors in which the number of nominees is equal to the number of positions available, and by a plurality of votes cast in elections of directors in which the number of directors is greater than the number of positions available. The Board of Directors shall establish such procedures as it deems appropriate and advisable for the submission and consideration of resignations from the Board by incumbent directors who do not receive a majority of the votes cast for such director at any meeting of stockholders at which directors are to be elected and the number of nominees is equal to the number of positions available.

On December 9, 2005, Capital One amended its Corporate Governance Principles to require any director nominee in an uncontested election who receives a greater number of votes “against” his or her election than votes “for” such election to tender his or her resignation within five days of the election for consideration by the Governance and Nominating Committee. The Committee must issue a recommendation regarding the resignation to the Board, which must then decide whether or not to accept the resignation within 90 days of its receipt, and publicly disclose its determination and reasoning within four business days thereafter. A copy of this policy is available free of charge on the Corporate Governance page of Capital One’s internet site at www.capitalone.com under “Investors,” or in hard copy upon request to the Corporate Secretary at the address set forth on the Notice of Annual Stockholder Meeting.

***

The Board recommends that you vote “FOR” each of these director nominees.

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Ernst & Young LLP as independent auditors for 2008. The Board is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit and Risk Committee will reconsider the appointment of independent auditors.

Capital One has paid or expects to pay the following fees to Ernst & Young LLP for work performed in 2007 and 2006 or attributable to Ernst & Young LLP’s audit of Capital One’s 2007 and 2006 financial statements:

Fees (Amounts in millions)	2007	2006

Audit Fees	$7.90	$7.40
Audit-Related Fees	$2.70	$2.30
Tax Fees	$0.00	$0.00
All Other Fees	$0.00	$0.00

Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for an Audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC. Audit-related fees are assurance related services that traditionally are performed by the independent accountant, such as: employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Tax fees include corporate and subsidiary compliance, consulting, international and employee benefit services. All Other fees would include fees for services that are not defined as Audit, Audit-Related, or Tax and are not specifically prohibited by the SEC.

The Audit and Risk Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young LLP’s independence. The Audit and Risk Committee also adopted policies and procedures to approve services provided by Ernst & Young in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit and Risk Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit and Risk Committee for further pre-approval. Under the policy adopted by the Audit and Risk Committee, tax fees are limited to 25% of combined Audit and Audit-Related fees, and All Other fees are prohibited. Capital One’s policy, for administrative ease, allows for a $25,000 de minimis exception to the pre-approval procedures; however those services provided must be approved at the next meeting of the Audit and Risk Committee. Additionally, Capital One has established policies to ensure adherence to the Sarbanes-Oxley Act requirements relating to the rotation of partners engaged in Capital One’s audit by the independent auditors.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

***

The Board recommends you to vote “FOR” the ratification of Ernst & Young LLP as the independent auditors for 2008.

SECTION XII - APPROVAL AND ADOPTION OF CAPITAL ONE’S AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN (ITEM 3 ON PROXY CARD)

On February 21, 2008, the Board of Directors amended the Capital One Financial Corporation 2002 Associate Stock Purchase Plan (the “ASPP”) to increase the number of shares available under the ASPP, subject to stockholder approval. Under the ASPP, which was adopted by the Board effective on September 19, 2002, the Company originally reserved 3,000,000 shares of Capital One common stock for the purpose of employee purchases. The amendment and restatement of the ASPP requests an additional 5,000,000 shares, for a total reserve of 8,000,000 shares. These shares may consist of newly issued shares, treasury shares, shares acquired on the open market, or any combination thereof.

The purpose of the ASPP is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Capital One’s common stock by its employees. The following description of the ASPP is not intended to be complete and is qualified in its entirety by the complete text of the ASPP, which is attached to this proxy statement as Appendix A. Stockholders are urged to read the ASPP in its entirety.

Summary of Material Provisions of the ASPP

Administration

The ASPP is administered by the Compensation Committee, which must consist of not less than two members appointed by the Board, unless the Board appoints another committee to administer the plan. The Committee has the authority to take any and all actions necessary to implement the ASPP and to interpret the ASPP, to prescribe, amend and rescind rules and regulations relating to the ASPP, and to make all other determinations necessary or advisable in administering the ASPP. All of such actions, interpretations and determinations shall be final and binding upon all persons.

Eligibility

All individuals who are actively employed by the Company or a subsidiary and are customarily paid through the Company’s regular payroll are eligible to participate in the ASPP.

Purchase of Shares

Each eligible employee may elect regular, monthly payroll deductions of up to 15% of the employee’s base compensation to be used to purchase shares of common stock at monthly intervals. Eligible employees may also elect to make a lump-sum cash contribution (provided that the total of the payroll deductions and such contributions for any calendar quarter do not exceed 15% of an employee’s base compensation for such period) to be used to purchase shares. A participating employee may elect once each calendar quarter to increase, decrease, or eliminate his or her regular payroll deduction. Shares of common stock are purchased under the ASPP at the end of each calendar quarter (a “purchase date”).

Purchase Price

The purchase price per share at which common stock is purchased under the ASPP is equal to 85% of the fair market value of the common stock on the purchase date.

Effect of Termination of Employment

If an eligible employee’s employment is terminated for any reason (including death), any amount withheld prior to such termination will be used to purchase shares on the next purchase date.

Change in Capital Structure

In the event of a stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the common stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the ASPP, the maximum number of shares or securities that may be delivered under the ASPP, the purchase price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

Amendment and Termination

The Board of Directors in its sole discretion may at any time amend the ASPP in any respect provided that such amendment is in compliance with all applicable laws and regulations and the requirements of any national securities exchange on which shares of common stock are then traded.

U.S. Federal Income Tax Consequences

The following tax discussion is a brief summary of current U.S. federal income tax law. The discussion is intended solely for general information and does not make specific representations to any employee participating in the ASPP. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. An employee’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

No income will be taxable to an employee at the time of the grant of the right to purchase shares of common stock under the ASPP. However, as of the date of purchase, the employee will have ordinary income equal to the difference between the fair market value of the shares and the amount paid for the shares. The employee’s tax basis in the shares will equal the fair market value of the shares on the applicable purchase date and the capital gains holding period will commence on that date. We are entitled to a deduction for amounts taxed as ordinary income to an employee.

***

The Board of Directors recommends that you vote “FOR” the proposal to approve the ASPP.

SECTION XIII – STOCKHOLDER PROPOSAL (ITEM 4 ON THE PROXY CARD)

Capital One has been notified that a representative of “The Marianists Province of the United States” intends to present the following proposal for consideration at the Annual Meeting:

RESOLVED, that shareholders of Capital One Financial request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote where voted upon. In fact, eight resolutions received majority votes.

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

Aflac decided to present such a resolution to investors in 2009 and TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in the U.S. markets to provide advice to investors and companies alike.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on the company’ senior executive compensation, as reported each year.

SECTION XIV – CAPITAL ONE STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

After careful consideration, the Board of Directors recommends a vote against this proposal for the following reasons:

•	Capital One currently engages in active discourse with our stockholders, which provides meaningful insight regarding shareholder views with respect to our executive compensation practices;
•	Our stockholders have additional avenues through which to express their views on executive compensation on a regular basis, including voting on our equity plans and electing our Directors;
•	Capital One’s executive compensation programs are performance-based, effective, and transparent; and
•

Capital One’s executive compensation programs are most effectively managed by an informed, actively engaged Compensation Committee and Board of Directors that have a full contextual understanding of our strategy, goals and business environment.

We believe the goal of the advisory vote proposal is to increase communication between a company and its stockholders regarding executive compensation. At Capital One, we currently engage in regular conversations with our stockholders to understand their perspectives on corporate governance matters including those related to executive compensation. We believe these direct conversations provide valuable feedback that is clear and actionable. As a practical matter, we do not believe that an advisory vote would provide the same level of clarity since the Board of Directors would not receive guidance regarding the specific aspects of executive compensation with which stockholders were most or least comfortable.

In addition to providing direct feedback, Capital One’s stockholders are currently able to influence executive compensation in two other ways: (i) through the review and approval of our Stock Incentive Plans, which are subject to a vote approximately every two to three years; and (ii) through the election of directors on an annual basis. Our Stock Incentive Plans outline the aggregate level of awards that can be granted, the specific provisions under which awards can be made, and the performance metrics and other features that must be incorporated. Our CEO is compensated almost exclusively through equity, and our other Named Executive Officers receive a majority of their compensation through our Stock Incentive Plans as well; therefore, decisions on these Plans have a significant impact on our executive compensation practices. Capital One’s 2004 Stock Incentive Plan was approved by over 81% of the votes cast in April 2004, with an amended and restated plan receiving support from over 87% of the votes cast in April 2006.

As outlined in the Compensation Discussion and Analysis section of this proxy statement, Capital One’s executive compensation programs are performance-based and transparent. Since 1997, our CEO has been compensated almost exclusively in stock options that have extended vesting periods. As a result, Mr. Fairbank’s compensation is directly aligned with the value we provide to our stockholders. In addition, approximately 85% of our other NEOs’ compensation is at risk based on both individual and company performance. We believe the highly performance-based nature of our compensation programs, in conjunction with the SEC guidelines which ensure clarity and thoroughness of disclosures, effectively serve the interests of our stockholders.

Finally, we continue to believe that executive compensation decisions are best made with a full contextual understanding of our strategy, goals and business environment, as well as in-depth knowledge of our executives’ leadership capabilities and performance. Our Compensation Committee includes seven of our eight independent directors, who develop this level of insight through regular, ongoing discussions combined with rigorous evaluation and oversight. The Committee’s governance is further enhanced by the services of an independent consultant who provides objective data, advice, and recommendations to ensure that our executive compensation programs are properly constructed and executed.

By design, the criteria used by most stockholders in an advisory vote would not reflect the full range of information available to our directors. We believe this context is critical to effective decision making, particularly given the high degree of impact these decisions have on the organization. For this reason, we believe the current governance model is effective, whereby stockholders elect directors who dedicate the necessary attention to ensure that executive compensation programs are managed in accordance with our stated objectives. Consistent with this belief, last year, 63% of Capital One’s stockholders voted against a similar proposal to adopt an advisory vote on executive compensation.

***

For these reasons, the Board unanimously recommends that you vote “AGAINST” the adoption of this stockholder proposal.

SECTION XV – OTHER BUSINESS

Other Business

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2007, including consolidated financial statements, is being furnished along with this proxy statement to Capital One’s stockholders of record. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Annual Report as well as Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, may be obtained at the Annual Meeting, at our website at www.capitalone.com under “Investors” or by contacting our Investor Relations department at Capital One’s address set forth on the Notice of Annual Stockholder Meeting. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2009 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials at the 2009 Annual Meeting may do so by following the rules prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting no later than November 13, 2008.

Under our bylaws, if you wish to present other business before the stockholders at Capital One’s 2009 Annual Stockholder Meeting (“Capital One’s 2009 Annual Meeting”), or nominate a director candidate, you must give proper written notice of any such business to the Corporate Secretary not before January 28, 2009 and not after February 19, 2009. If Capital One’s 2009 Annual Meeting is not within thirty days before or seventy days after April 24, 2009, the anniversary date of this year’s Annual Meeting, you must send notice within ten days following any notice or publication of the meeting. Your notice must include the information specified in our bylaws concerning the business or nominee. Our bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

March 11, 2008

APPENDIX A – AMENDED AND RESTATED CAPITAL ONE FINANCIAL CORPORATION 2002 ASSOCIATE STOCK PURCHASE PLAN

CAPITAL ONE FINANCIAL CORPORATION

2002 ASSOCIATE STOCK PURCHASE PLAN

AMENDED AND RESTATED AS OF APRIL 24, 2008

1.	Purpose and Effect of Plan

The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries. The Plan is hereby amended and restated effective as of February 21, 2008, subject to the approval of the Company’s stockholders at the Company’s 2008 annual meeting.

2.	Shares Reserved for the Plan

There shall be reserved for issuance and purchase by Participating Associates under the Plan an aggregate of 8,000,000 shares of Common Stock, subject to adjustment as provided in Section 12. Shares issued under the Plan may consist of newly issued shares acquired from the Company, treasury shares held by the Company, shares acquired on the open market or a combination of the above.

3.	Definitions

Where indicated by initial capital letters, the following terms shall have the following meanings:

a.	Act: The Securities Exchange Act of 1934, as amended.

b.	Base Compensation: The fixed basic annual earnings of an Eligible Associate received from the Employer, excluding overtime, bonuses, commissions, profit sharing awards and credits received under a plan subject to Code section 125, but including salary reduction contributions pursuant to elections under a plan subject to Code sections 125 or 401(k).

c.	Beneficiary: The beneficiary designated by the Participating Associate in the beneficiary designation in effect under the Company’s group life insurance plan, or if no beneficiary designation is in effect under such plan, the beneficiary designated by the Participating Associate in the beneficiary designation in effect under the Company’s Executive Life Insurance Plan, provided that if the Participating Associate has no beneficiary designation in effect under either of the foregoing plans or if the Participating Associate’s designated beneficiary predeceases him, the Participating Associate’s beneficiary shall be his estate.

d.	Board: The Board of Directors of the Company.

e.	Business Day: A day on which the New York Stock Exchange is open for trading in Common Stock or, if trading in Common Stock is suspended, the next following day on which the New York Stock Exchange is open for trading and on which trading in Common Stock is no longer suspended.

f.	Code: The Internal Revenue Code of 1986, as amended from time to time.

g.	Committee: The committee established pursuant to Section 4 to be responsible for the general administration of the Plan.

h.	Common Stock: The Company’s common stock, $.01 par value per share.

i.	Company: Capital One Financial Corporation and any successor by merger, consolidation or otherwise.

j.	Eligible Associate: Any employee of the Company or any of its Subsidiaries who meets the eligibility requirements of Section 5.

k.	Employer: For purposes of Section 5, the Company or Subsidiary employing an Eligible Associate.

l.	Enrollment Form: The form filed with the Company’s Human Resources Department authorizing payroll deductions pursuant to Section 6.

m.	Fair Market Value: With respect to Common Stock acquired from the Company, the average of the lowest and highest sales prices (computed to four decimal places) as reported on the New York Stock Exchange Composite Tape on the date in question, or, if the Common Stock shall not have been so quoted on such date, the average of the lowest and highest sales prices so quoted (computed to four decimal places) on the last day prior thereto on which the Common Stock was so quoted. With respect to Common Stock acquired in respect of the Plan on the open market, the weighted average purchase price (computed to four decimal places) of all shares purchased on the date in question.

n.	Investment Account: The account established for each Participating Associate pursuant to Section 9 to account for Common Stock purchased under the Plan.

o.	Investment Date: The last Business Day of each calendar month.

p.	Participating Associate: An Eligible Associate who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

q.	Payroll Deduction Account: The account established for a Participating Associate to reflect payroll deductions and lump-sum cash contributions pursuant to Section 6.

r.	Plan: The “Capital One Financial Corporation 2002 Associate Stock Purchase Plan,” as set forth herein and as amended from time to time.

s.	Purchase Price: The price for each whole and fractional share of Common Stock, including those purchased by dividend reinvestment, which shall be 85% of the Fair Market Value of such whole or fractional share on the date in question.

t.	Section: A section of the Plan, unless otherwise required by the context.

u.	Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.	Administration of the Plan

The Plan shall be administered by the Committee, consisting of not less than two members appointed by the Board. The Committee shall be the Compensation Committee of the Board unless the Board shall appoint another committee to administer the Plan. The Board from time to time may remove members previously appointed and may fill vacancies, however caused, in the Committee.

Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in administering the Plan. All of such actions, interpretations and determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to its actions signed by all members of the Committee. The Committee may request advice or assistance and employ such other persons as are necessary for proper administration of the Plan.

No member of the Committee or the Board shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director, employee or consultant of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability arising out of any action, omission or determination relating to the Plan, to the maximum extent permitted by law.

5.	Eligible Associates

Subject to the limitations of this Section, all employees of the Company or its Subsidiaries shall be eligible to participate in the Plan. To be an employee eligible to participate in the Plan, a person must be actively employed by the Employer and customarily paid through the Employer’s regular payroll. Any person who is excluded by the terms and conditions of his employment from participation in the Plan, any person acting as a non-employee director of the Employer, any person designated by the Employer as an independent contractor, and any person who is a “leased employee” within the meaning of Section 414(n) of the Code, shall not be considered an employee for purposes of this Section 5. It is expressly intended that persons acting as non-employee directors of the Employer, persons designated as independent contractors by the Employer and “leased employees” within the meaning of Section 414(n) of the Code are to be excluded from Plan participation even if a court or administrative agency determines that such persons are common law employees and not persons acting as non-employee directors, independent contractors or “leased employees” of the Employer.

6.	Election to Participate

Each Eligible Associate may elect to become a Participating Associate by filing with the Company’s Human Resources Department an Enrollment Form authorizing specified regular payroll deductions from his Base Compensation; provided however that, for purposes of this Section 6, the last Enrollment Form filed by a Participating Associate pursuant to the Company’s 1994 Associate Stock Purchase Plan shall be deemed to be filed and effective with respect to the Plan as if actually filed hereunder. Such regular payroll deductions shall be subject to a minimum deduction of 1% and a maximum deduction of 15% of Base Compensation for that payroll period. A Participating Associate may also elect to make lump-sum cash contributions to the Plan, provided that the total of regular payroll deductions and lump-sum cash contributions in any calendar quarter shall not exceed 15% of the Participating Associate’s Base Compensation as of the end of the calendar quarter in which the lump-sum cash contribution is made (taking into account as Base Compensation for this purpose only that Base Compensation that was paid with respect to payroll periods during which payroll deductions were being made). All regular payroll deductions and lump-sum cash contributions shall be credited as soon as practicable to the Payroll Deduction Account that the Company has established with respect to the Participating Associate. A Participating Associate may elect once each calendar quarter to increase, decrease, or eliminate his regular payroll deduction by filing a new Enrollment Form.

All elections described in this Section 6 shall be filed in a form and manner established by the Company’s Human Resources Department. Except to the extent otherwise required to comply with the Act or any securities law compliance program established by the Company, elections with respect to regular payroll deductions shall become effective as soon as practicable on or after the first day of the first payroll period that begins following the date the election is duly filed.

7.	Method of Purchase and Investment Accounts

Subject to Section 13, each Participating Associate having eligible funds in his Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of whole and fractional shares that the eligible funds in his Payroll Deduction Account could purchase at the Purchase Price on that Investment Date; provided, however, that no eligible funds in a Participating Associate’s Payroll Deduction Account attributable to such Participating Associate’s lump-sum cash contributions shall be deemed to have purchased whole and fractional shares of Common Stock until the last Investment Date of the calendar quarter within which such lump-sum cash contributions were made. All whole and fractional shares purchased (rounded to the nearest ten thousandth) shall be maintained in a separate Investment Account for each Participating Associate. All cash dividends paid with respect to the whole and fractional shares of Common Stock held in a Participating Associate’s Investment Account shall be used as soon as practicable to purchase additional shares of Common Stock at the Purchase Price. All such additional shares, along with any dividends paid in additional shares of Common Stock, shall be added to the shares held for the Participating Associate in his Investment Account. Expenses incurred in the purchase of such shares of Common Stock shall be paid by the Company. Any distribution of shares or other property with respect to whole or fractional shares of Common Stock held in a Participating Associate’s Investment Account, other than a dividend of Common Stock, shall be distributed to the

Participating Associate as soon as practicable. In the event of such a distribution, certificates for whole shares shall be issued and fractional shares shall be sold and the proceeds of sale, less selling expenses and other applicable charges, distributed to the Participating Associate.

8.	Stock Purchases

The Company shall issue (or direct the issuance of or the purchase on the open market of) shares of Common Stock to be credited to the Investment Accounts of the Participating Associates as of each Investment Date (or as soon as practicable thereafter) and each date as of which shares of Common Stock are purchased with reinvested cash dividends (or as soon as practicable thereafter).

9.	Title of Accounts

The Company’s Human Resources Department or its delegate shall establish and maintain an Investment Account with respect to each Participating Associate. Each Investment Account shall be in the name of the Participating Associate.

10.	Rights as a Shareholder

From and after the Investment Date on which shares of Common Stock are purchased by a Participating Associate under the Plan, such Participating Associate shall have all of the rights and privileges of a shareholder of the Company with respect to such shares of Common Stock. Subject to Section 17 herein, a Participating Associate shall have the right at any time (i) to obtain a certificate for the whole shares of Common Stock credited to his Investment Account or (ii) to direct that any whole shares in his Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him.

Prior to the Investment Date on which shares of Common Stock are to be purchased by a Participating Associate, such Participating Associate shall not have any rights as a shareholder of the Company with respect to such shares of Common Stock. Each Participating Associate shall be a general unsecured creditor of the Company to the extent of any amounts deducted under the Plan from such Participating Associate’s Base Compensation or lump-sum cash contributions made by such Participating Associate during the period prior to the Investment Date on which such amounts are applied to the purchase of Common Stock for the Participating Associate.

11.	Rights Not Transferable

Rights under the Plan, except as set forth in Section 13(b) herein, are not transferable by a Participating Associate.

12.	Change in Capital Structure

In the event of a stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, the Purchase Price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participating Associate, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

13.	Termination of Employment and Death

(a)	If a Participating Associate’s employment is terminated for any reason other than death: (i) certificates with respect to the whole shares in his Investment Account shall be issued to him as soon as practicable following the next Investment Date, provided that the Participating Associate may elect to have such shares sold and the proceeds of the sale, less selling expenses, remitted to him; (ii) any fractional shares in his Investment Account shall be sold as soon as practicable following the next Investment Date, and the proceeds of the sale, less selling expenses, shall be remitted to the Participating Associate; and (iii) any amount in his Payroll Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed as soon as practicable thereafter in accordance with (a) (i) and (a) (ii) above; provided that, following the termination of his employment for any reason other than death, a Participating Associate may elect to receive a cash distribution from his Payroll Deduction Account before the next following Investment Date, if practicable.

(b)	If a Participating Associate dies: (i) certificates with respect to any whole shares in his Investment Account shall be delivered to his Beneficiary as soon as practicable following the next Investment Date; (ii) any fractional shares in his Investment Account shall be sold as soon as practicable following the next Investment Date, and the proceeds of the sale, less selling expenses, shall be remitted to his Beneficiary; and (iii) any amount in his Payroll Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed to his Beneficiary as soon as practicable thereafter in accordance with (b) (i) and (b) (ii) above; provided that a Beneficiary may elect to receive the distributions from the Participating Associate’s Investment Account (as described in (b) (i) and (b) (ii) , above) before the Investment Date next following the Participating Associate’s death, if practicable.

14.	Amendment of the Plan

The Board in its sole discretion may at any time amend the Plan in any respect; provided that such amendment is in compliance with all applicable laws and regulations and the requirements of any national securities exchange on which shares of Common Stock are then traded. Any such amendment shall be subject to the approval of the Company’s stockholders to the extent required by applicable law or the requirements of any national securities exchange on which shares of Common Stock are then traded.

15.	Termination of the Plan

The Plan and all rights of Eligible Associates hereunder shall terminate:

(a)	on the Investment Date that Participating Associates become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

(b)	at any earlier date determined by the Board in its sole discretion.

In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participating Associates on a pro rata basis. Upon termination of the Plan, all amounts in a Participating Associate’s Payroll Deduction Account that are not used to purchase Common Stock shall be refunded to the Participating Associate.

16.	Effective Date of Plan

The Plan originally was adopted by the Board and became effective on September 19, 2002. This amendment and restatement of the Plan was adopted by the Board on February 21, 2008 and is subject to the approval of the Company’s stockholders at the Company’s 2008 annual meeting.

17.	Government and Other Regulations

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may be required, in the opinion of counsel for the Company.

18.	Gender and Number

Masculine pronouns shall refer to both males and females. The singular form shall include the plural.